Exhibit 2.2

Execution Version

PURCHASE AND SALE AGREEMENT - PENNANT

among

COLUMBIA MIDSTREAM & MINERALS GROUP, LLC

and

UGI ENERGY SERVICES, LLC

and

Solely for purposes of Section 13.13 herein,

TRANSCANADA PIPELINE USA LTD,

Dated as of July 2, 2019

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1

1.1	Defined Terms	1
1.2	Interpretation and Construction	9

ARTICLE 2 THE TRANSACTION; PURCHASE PRICE		10

2.1	Sale and Purchase	10
2.2	Purchase Price	10
2.3	Withholding	10

ARTICLE 3 CLOSING		10

3.1	Closing	10
3.2	Closing Deliveries by Seller	11
3.3	Closing Deliveries by Buyer	11

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER		12

4.1	Organization of Seller	12
4.2	Authority of Seller	12
4.3	Company	12
4.4	Pennant Midstream	12
4.5	Rights to Acquire Equity	13
4.6	No Conflict	13
4.7	Governmental Approvals	13
4.8	Permits	14
4.9	Financial Statements	14
4.10	Absence of Certain Changes	14
4.11	Tax Matters	15
4.12	Compliance With Applicable Laws	16
4.13	Legal Proceedings; Orders	16
4.14	Properties	16
4.15	Material Contracts	18
4.16	[Intentionally Omitted]	19
4.17	[Intentionally Omitted]	19
4.18	Environmental	19
4.19	Insurance	20
4.20	Brokerage Fees	20
4.21	Imbalances	20
4.22	Affiliate Transactions	20
4.23	Regulatory Status	20

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER		21

5.1	Organization of Buyer	21
5.2	Authority of Buyer	21
5.3	No Conflict	21
5.4	Governmental Approvals	22
5.5	Financing	22
5.6	Legal Proceedings	22
5.7	Brokerage Fees	22
5.8	Nature of Investment	22
5.9	Independent Investigation	22

ARTICLE 6 CONDUCT OF COMPANY GROUP MEMBERS PENDING CLOSING		23

6.1	Conduct of Business	23
6.2	Pre-Closing Restrictions	23

ARTICLE 7 ADDITIONAL AGREEMENTS		25

7.1	Access to Information and Confidentiality	25
7.2	Regulatory and Other Authorizations	27
7.3	Third Party Consents	28
7.4	[Intentionally Omitted]	28
7.5	Public Announcements	28
7.6	Expenses	29
7.7	Removal of Retained Marks; Name Change	29
7.8	Insurance	29
7.9	Termination of Affiliate Contracts; Intercompany Balances	29
7.10	D&O Indemnity	30
7.11	No Ongoing or Transition Services	30
7.12	Pennant Midstream Cooperation	30
7.13	Pennant Midstream Distributions and Deficiency Payment Accruals	30
7.14	No Solicitation of Acquisition Proposals	31
7.15	Limitation on Obligations	31

ARTICLE 8 CONDITIONS TO OBLIGATIONS OF SELLER		32

8.1	Accuracy of Representations and Warranties	32
8.2	Performance of Covenants and Agreements	32
8.3	HSR Act	32
8.4	Legal Proceedings	32
8.5	Permitted Bundled Transaction	32

ARTICLE 9 CONDITIONS TO OBLIGATIONS OF BUYER		33

9.1	Accuracy of Representations and Warranties	33
9.2	Performance of Covenants and Agreements	33
9.3	HSR Act	33
9.4	Legal Proceedings	33
9.5	Permitted Bundled Transaction	33

9.6	Material Adverse Effect	33
9.7	Closing of CMG Transaction	33

ARTICLE 10 TERMINATION		34

10.1	Termination	34
10.2	Effect of Termination	34

ARTICLE 11 TAX MATTERS		35

11.1	Tax Returns	35
11.2	Purchase Price Allocation	35
11.3	Post-Closing Actions	36
11.4	Transfer Taxes	36
11.5	Tax Refunds	36
11.6	Varying Interests Allocation	36
11.7	Partnership Audits	36

ARTICLE 12 SURVIVAL; WAIVERS; LIMITATIONS ON LIABILITY		36

12.1	Indemnification	36
12.2	Limitations on Indemnification	37
12.3	Indemnification Procedures	39
12.4	Calculation of Losses and Indemnity Payments	40
12.5	DISCLAIMER	40
12.6	Fraud; Waiver of Remedies	40
12.7	Exclusive Remedy	41
12.8	Investigation	41
12.9	Release	41
12.10	WAIVER OF PUNITIVE AND CONSEQUENTIAL DAMAGES	42

ARTICLE 13 MISCELLANEOUS		42

13.1	Notices	42
13.2	Entire Agreement	43
13.3	Amendment and Waiver	43
13.4	Binding Effect; Assignment; No Third Party Benefit	44
13.5	Severability	44
13.6	Specific Enforcement	44
13.7	Governing Law; Consent To Jurisdiction; Waiver of Jury Trial	44
13.8	Further Assurances	45
13.9	Time of Essence	45
13.10	Disclosure Schedules	45
13.11	Counterparts; Facsimiles; Electronic Transmission	46
13.12	Independent Legal Counsel; Continuing Representation	46
13.13	Seller Parent Guarantee	47

Exhibits:

Exhibit A	Form of Assignment of Purchased Interests

Seller’s Disclosure Schedules:

Schedule 1.1(b)	Seller’s Knowledge
Schedule 1.1(d)	Pennant Budget
Schedule 1.1(e)	Hickory Bend Line 800
Schedule 4.3(c)	Ownership of Purchased Interests and Encumbrances
Schedule 4.4(a)	Pennant Subsidiaries
Schedule 4.4(c)	Ownership of Pennant Interests and Encumbrances
Schedule 4.6	No Conflict
Schedule 4.7	Governmental Approvals
Schedule 4.8	Permits
Schedule 4.9(a)	Financial Statements
Schedule 4.9(b)	Undisclosed Liabilities
Schedule 4.9(c)	Debt
Schedule 4.10	Absence of Certain Changes
Schedule 4.11	Tax Matters
Schedule 4.12	Compliance with Applicable Laws
Schedule 4.13	Legal Proceedings; Orders
Schedule 4.14(a)	Real Property
Schedule 4.14(b)	Title to Properties
Schedule 4.14(c)	Sufficiency of Properties
Schedule 4.14(d)	Condemnation
Schedule 4.15(a)	Material Contracts
Schedule 4.15(b)	Status of Material Contracts
Schedule 4.18(a)	Compliance with Environmental Laws
Schedule 4.18(b)	Environmental Notices
Schedule 4.18(c)	Environmental Matters
Schedule 4.19	Insurance
Schedule 4.20	Brokerage Fees
Schedule 4.21	Imbalances
Schedule 4.23	Regulatory Status
Schedule 6.2	Pre-Closing Restrictions
Schedule 7.7	Retained Marks
Schedule 7.9	Affiliate Contracts to be Terminated

v

Buyer’s Disclosure Schedules:

Schedule 1.1(c)	Buyer’s Knowledge
Schedule 5.4	Consents and Approvals
Schedule 5.7	Brokerage Fees

PURCHASE AND SALE AGREEMENT - PENNANT

THIS PURCHASE AND SALE AGREEMENT - PENNANT is entered into on the 2nd day of July, 2019 (the “Effective Date”), among Columbia Midstream & Minerals Group, LLC, a Delaware limited liability company (“Seller”), UGI Energy Services, LLC, a Pennsylvania limited liability company (“Buyer”) and, solely for purposes of Section 13.13, TransCanada PipeLine USA Ltd., a Nevada corporation (“Seller Parent”).

RECITALS:

WHEREAS, Seller owns one hundred percent (100%) of the outstanding membership interests of Columbia Midstream Group, LLC, a Delaware limited liability company (“CMG”), which in turn owns one hundred percent (100%) of the outstanding membership interests (the “Purchased Interests”) in Columbia Pennant, LLC, a Delaware limited liability company (the “Company”), which in turn owns the Applicable Percentage (as defined below) of outstanding membership interests (such Applicable Percentage held by the Company, the “Pennant Interests”) in Pennant Midstream, LLC, a Delaware limited liability company (“Pennant Midstream”); and

WHEREAS, subject to the terms and conditions set forth herein, Seller desires to, or to cause CMG to, sell, assign and transfer, or cause to be sold, assigned and transferred, to Buyer, and Buyer desires to purchase and take assignment of, the Purchased Interests.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

Article 1

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, each of the following terms shall have the meaning given to it below:

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise of all or any substantial portion of the Business or the Purchased Interests; provided, however, that Acquisition Proposal shall not include any actions taken in accordance with Section 10.4 of the Pennant Midstream LLC Agreement.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, “control” means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have correlative meanings. For the avoidance of doubt, Pennant Midstream is not an Affiliate of Seller or the Company for purposes of this Agreement.

“Agreement” means this Purchase and Sale Agreement - Pennant, as the same may be amended or supplemented from time to time.

“Allocation Schedule” has the meaning set forth in Section 11.2.

“Ancillary Agreements” means the Buyer Closing Certificate, the Seller Closing Certificate, the Assignment of Purchased Interests, the FIRPTA Certificate, and all other additional agreements, certificates, documents and instruments that may be executed and delivered by any Party at or in connection with Closing.

“Applicable Percentage” means 47.025% as of the Effective Date, subject to dilution as provided in Section 4.2.1 of the Pennant Midstream LLC Agreement.

“Assignment of Purchased Interests” has the meaning set forth in Section 3.2(b).

“Balance Sheet Date” has the meaning set forth in Section 4.9(a).

“Bracewell” has the meaning set forth in Section 13.12.

“Bracewell Work Product” has the meaning set forth in Section 13.12.

“Business” means the business of Pennant Midstream and the Pennant Subsidiaries as conducted on the Effective Date.

“Business Day” means any day other than a Saturday, Sunday or legal holiday on which banks in Houston, Texas are authorized or obligated by Law to close.

“Buyer” has the meaning set forth in the introductory paragraph hereto.

“Buyer Closing Certificate” has the meaning set forth in Section 3.3(a)(i).

“Buyer Indemnification Claim” has the meaning set forth in Section 12.1(a).

“Buyer Indemnitees” has the meaning set forth in Section 12.1(a).

“Buyer-Prepared Tax Return” has the meaning set forth in Section 11.1(a).

“Cap” has the meaning set forth in Section 12.2(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Claim” has the meaning set forth in Section 12.3(a).

“Claim Notice” has the meaning set forth in Section 12.3(a).

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Date” means the date on which the Closing occurs.

“CMG” has the meaning set forth in the recitals hereto.

“CMG Transaction” means the sale by Seller of one hundred percent (100%) of the outstanding membership interests in CMG to Buyer (or one of its Affiliates) in accordance with that certain Purchase and Sale Agreement, dated the Effective Date, among Seller, Buyer, UGI Corporation (solely for purposes of Section 13.14 therein) and Seller Parent (solely for purposes of Section 13.15 therein), as may be amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals hereto.

“Company Confidential Information” has the meaning set forth in Section 13.12.

“Company Group Member” and “Company Group Members” means the Company, Pennant Midstream and the Pennant Subsidiaries, collectively or individually, as the case may be.

“Confidentiality Agreement” means the Confidentiality Agreement dated March 14, 2019, between Buyer and CPG OpCo LP, a Delaware limited partnership.

“Contract” means any written agreement, license, sublicense, lease, sublease, instrument, indenture, promissory note or other written and legally binding commitment or undertaking; provided, that “Contract” shall not include any Permits.

“Deductible” has the meaning set forth in Section 12.2(a).

“Deficiency Amount” means the product of (a) the Deficiency Payment (as defined in the First Amended and Restated Gas Processing Agreement by and between Hilcorp Energy I, L.P. and Pennant Processing, LLC dated effective as of July 1, 2014) multiplied by (b) the Applicable Percentage.

“Disclosure Schedules” means the disclosure schedules attached hereto of Seller or Buyer, as the case may be.

“Dispute” has the meaning set forth in Section 13.12.

“Easements” means easements, rights of way, licenses, and land use permits.

“Effective Date” has the meaning set forth in the introductory paragraph hereto.

“Encumbrance” means any lien, charge, pledge, option, title defect or deficiency in title, mortgage, deed of trust, security interest, restriction (whether on voting, sale, transfer, disposition or otherwise) and easement.

“Environmental Laws” means any applicable Laws pertaining to pollution or protection of the environment, natural resources or occupational safety and health, including the generation, handling, transportation, disposal, Release or threatened Release of Hazardous Materials, including the Clean Air Act, as amended, CERCLA, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Endangered Species Act of 1973, as amended, and the Occupational Safety and Health Act of 1970, as amended.

“Expiration Date” has the meaning set forth in Section 12.2(b).

“FERC” has the meaning set forth in Section 4.23.

“Financial Statements” has the meaning set forth in Section 4.9(a).

“FIRPTA Certificate” has the meaning set forth in Section 3.2(d).

“Fraud” means, with respect to a Party, an actual and intentional misrepresentation of a material existing fact by such Party with respect to the making of any representation or warranty in this Agreement, in each case made with actual knowledge of its falsity and for the purpose of inducing the other Party to act.

“Fundamental Representations” means (a) for Seller, the representations and warranties contained in Section 4.1 (Organization of Seller), Section 4.2 (Authority of Seller), Section 4.3(a) and 4.3(c) (Company), Section 4.4(a) (Pennant Midstream), Sections 4.6(a) and 4.6(b) (No Conflict) and Section 4.20 (Brokerage Fees) and (b) for Buyer, the representations and warranties contained in Section 5.1 (Organization of Buyer), Section 5.2 (Authority of Buyer), Section 5.3 (No Conflict) and Section 5.7 (Brokerage Fees).

“GAAP” means United States generally accepted accounting principles.

“Governmental Approval” means any Permit or any declaration, filing or registration with or notification to any Governmental Entity.

“Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, municipal or local government or any agency, authority, department, commission, or bureau thereof.

“Guaranteed Seller Obligation” has the meaning set forth in Section 13.13(a).

“Hazardous Material” means any chemical, substance, material or waste that is regulated as hazardous, toxic, a pollutant, a contaminant or words of similar import, asbestos or asbestos containing materials, polychlorinated biphenyls and petroleum and petroleum byproducts.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness for Borrowed Money” means, with respect to any Person and without duplication, all obligations of such Person to any other Person for borrowed money or in respect of any loans or advances, regardless of whether or not evidenced by bonds, debentures, notes or other similar instruments or debt securities, and whether or not contingent, including (a) any obligation to reimburse any bank or other Person in respect of amounts paid or payable under a standby letter of credit or bankers’ acceptances, performance bonds, sureties or similar obligations,

(b) any guarantee with respect to indebtedness for borrowed money of another Person; provided that obligations related to any letter of credit (or reimbursement agreement) shall constitute Indebtedness for Borrowed Money only to the extent that such letter of credit is drawn and not repaid (or if the beneficiary is entitled to draw thereon) with respect to events occurring prior to the Closing, and (c) any and all accrued and unpaid interest, prepayment premiums or penalties, related expenses, commitment and other fees, sale or liquidity participation amounts, reimbursements and other amounts which would be payable in connection with the foregoing.

“Indemnifying Party” has the meaning set forth in Section 12.3(a).

“Indemnitee” has the meaning set forth in Section 12.1(b).

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means, with respect to Seller, the actual knowledge of the Persons listed on Schedule 1.1(b), and with respect to Buyer, the actual knowledge of the Persons listed on Schedule 1.1(c).

“Law” means any federal, state, regional or local constitution, statute, code, law, rule, or regulation, or any judgment, order, ordinance, writ, injunction, or decree of, any Governmental Entity, including common law.

“Losses” means any and all claims, liabilities, Taxes, losses, damages, causes of action, fines, penalties, Proceedings, costs, and expenses, including reasonable attorneys’ fees and court costs.

“Material Adverse Effect” means any change, circumstance, development, state of facts, effect or condition that, individually or in the aggregate, with any such other changes, circumstances, developments, state of facts, effects or conditions, is or would reasonably be expected to be, (i) materially adverse to the business, operations, assets, financial condition or results of operations of the Business or the Company Group Members, taken as a whole, or (ii) that materially impedes the ability of Seller to consummate the transactions contemplated hereby; provided, however, that none of the following changes, circumstances, developments, states of facts, effects or conditions shall be taken into account for purposes of determining whether a Material Adverse Effect has occurred: (a) general economic or industry conditions (including any change in the prices of oil, natural gas, natural gas liquids or other hydrocarbon products or the demand for related processing, distribution, transportation or storage services); (b) changes in Law, including with respect to Taxes, or GAAP or the interpretations thereof by any Governmental Entity; (c) national or international political or social conditions, including the occurrence of any military or terrorist attack or the engagement by the United States of America in hostilities, whether or not pursuant to the declaration of a national emergency or war; (d) any change in the financial, banking, credit, securities or capital markets (including any changes in interest rates); (e) strikes, work stoppages or other labor disturbances; (f) any failure by the Company Group Members to meet any internal or analyst projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (a) through (f) of this definition); and (g) the announcement or pendency of the transactions contemplated by this Agreement and the taking of any actions expressly contemplated by this Agreement; except, in each case with respect to clauses (a), (b), (c), (d) and (e) of this definition, to the extent disproportionately affecting the Company Group Members, taken as a whole, relative to other similarly situated businesses in the industry in which the Company Group Members operate.

“Material Contract” has the meaning set forth in Section 4.15(a).

“Material Gathering Contract” has the meaning set forth in Section 4.15(a)(vi).

“Notice” has the meaning set forth in Section 13.1.

“Organizational Documents” means (a) the articles or certificate of incorporation and bylaws of a corporation; (b) the certificate of formation and limited liability company agreement of a limited liability company; (c) the limited partnership agreement and a certificate of limited partnership of a limited partnership, or the partnership agreement of a general partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of any Person; and (e) any amendment to any of the foregoing.

“Outside Date” has the meaning set forth in Section 10.1(e).

“Parties” means Seller and Buyer, collectively.

“Party” means Seller or Buyer, individually, as the case may be.

“Pennant Budget” means the budget of Pennant Midstream set forth on Schedule 1.1(d).

“Pennant Interests” has the meaning set forth in the recitals hereto.

“Pennant Midstream” has the meaning set forth in the recitals hereto.

“Pennant Midstream LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Pennant Midstream, LLC, dated September 30, 2015, as amended July 28, 2016 and May 8, 2019.

“Pennant Midstream Operating Agreement” means the Amended and Restated Construction and Operation Services Agreement dated September 30, 2015 by and among Pennant Midstream and CMG.

“Pennant Subsidiaries” means each Person in which Pennant Midstream directly or indirectly beneficially or of record owns at least 50% of either the equity interests in or voting control of such entity.

“Permits” means licenses, permits, franchises, consents, authorizations, approvals, variances, waivers, orders or exemptions of or from Governmental Entities.

“Permitted Encumbrances” means (a) liens for Taxes not yet delinquent, or that are being contested in good faith by appropriate proceedings; (b) statutory liens (including materialmen’s, warehousemen’s, mechanics’, repairmen’s, landlord’s and other similar liens) arising in the ordinary course of business securing payments not yet delinquent, or that are being contested in good faith by appropriate proceedings, provided appropriate reserves have been established with respect to such contest; (c) Encumbrances of public record; (d) the rights of lessors and lessees under leases executed in the ordinary course of business; (e) the rights of licensors and licensees under licenses executed in the ordinary course of business; (f) utility easements, restrictive covenants and defects, imperfections or irregularities of title that do not (in each case) materially detract from the value of, or materially interfere with, the use and operation of any of the assets of the Company Group Members; (g) purchase money liens and liens securing rental payments under capital lease arrangements; (h) preferential purchase rights and other similar arrangements with respect to which consents or waivers are obtained in connection with the transactions contemplated by this Agreement or as to which the time for asserting such rights will have expired at the Closing Date without an exercise of such rights; (i) any conditions relating to the real property or real property rights owned or leased by the Company Group Members that would be disclosed on a current title commitment, survey, or report that do not (in each case) materially detract from the value of, or materially interfere with, the use and operation of any of the assets of the Company Group Members; (j) Encumbrances reflected in the Financial Statements; (k) Encumbrances created by Buyer, its Affiliates or its or their successors and assigns; and (l) any other Encumbrances not included above that, together with all other Encumbrances, do not materially detract from the value of, or materially interfere with, the use and operation of any of the assets of a Company Group Member.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, enterprise, unincorporated organization or Governmental Entity.

“Pipeline Test Claim” means the product of (a) the amount, if any, by which (i) the costs incurred by Pennant Midstream on or prior to December 31, 2020 to perform hydrostatic testing on Pennant Midstream’s Hickory Bend Line 800 exceed (ii) $1,600,000, multiplied by (b) the Applicable Percentage on the Closing Date.

“Proceedings” means all actions, claims, suits and investigations by or before any Governmental Entity.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchased Interests” has the meaning set forth in the recitals hereto.

“Qualifying Claim” has the meaning set forth in Section 12.2(a).

“Reasonable Efforts” means efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

“Released Parties” has the meaning set forth in Section 12.9.

“Releasing Parties” has the meaning set forth in Section 12.9.

“Representatives” means, as to any Person, its officers, directors, employees, managers, members, partners, shareholders, owners, counsel, accountants, auditors, financial advisers and consultants.

“Retained Marks” means the names, trademark service marks and trade names set forth on Schedule 7.7.

“Securities Act” has the meaning set forth in Section 5.8.

“Seller” has the meaning set forth in the introductory paragraph hereto.

“Seller Affiliate” means any Affiliate of Seller.

“Seller Closing Certificate” has the meaning set forth in Section 3.2(a).

“Seller D&O Indemnitee” has the meaning set forth in Section 7.11.

“Seller Indemnitee” has the meaning set forth in Section 12.1(b).

“Seller Indemnification Claim” has the meaning set forth in Section 12.1(b).

“Seller Parent” has the meaning set forth in the introductory paragraph hereto.

“Seller-Prepared Tax Return” has the meaning set forth in Section 11.1(a).

“Seller Taxes” means any and all Taxes of any Company Group Member or the Business for any taxable period, or portion thereof, ending on or before the Closing Date (determined in accordance with Section 11.1(b)), and Taxes for which any Company Group Member (or any predecessor of the foregoing) is held liable by reason of such entity being included in any consolidated, affiliated, combined or unitary group, including under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), at any time on or before the Closing Date.

“Tax” or “Taxes” means any income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, real property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security, unemployment, disability, payroll, employment, social contributions, fuel, excess profits, branch profits, escheat, unclaimed property, occupational, premium, windfall profit, severance or estimated taxes or other tax of any kind whatsoever imposed by any Governmental Entity, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person by Law, by Contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement with respect to any Tax filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” means any Person other than (a) Seller or any Seller Affiliate or (b) Buyer or any of its Affiliates.

“Transfer Taxes” means any sales, use, stamp, transfer, documentary, filing, recordation, value added or other similar Taxes or fees, and costs or expenses of preparing and filing any related Tax Returns, incurred as a result of the transfer by Seller of the Purchased Interests to Buyer pursuant to Section 2.1.

“Treasury Regulations” means one or more regulations promulgated under the Code by the Treasury Department of the United States.

1.2 Interpretation and Construction. In interpreting and construing this Agreement, the following principles shall be followed:

(a) the terms “herein,” “hereof,” “hereby” and “hereunder,” or other similar terms, refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed;

(b) unless otherwise indicated herein, references to Articles, Sections, Exhibits, Schedules, and other subdivisions refer to the Articles, Sections, Exhibits, Schedules and other subdivisions of this Agreement;

(c) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

(d) no consideration shall be given to the captions of the articles, sections, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

(e) the word “includes” and its syntactical variants mean “includes, but is not limited to,” and corresponding syntactical variant expressions;

(f) the plural shall be deemed to include the singular, and vice versa;

(g) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified;

(h) each Exhibit, Attachment and Schedule to this Agreement is a part of this Agreement;

(i) the Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement; and

(j) for the purposes of this Agreement, any document that is described as being “delivered,” “furnished” or “made available” shall be treated as such if a copy of such document is available in the virtual data room or otherwise provided to Buyer or any of its Representatives in electronic or hard-copy format.

Article 2

THE TRANSACTION; PURCHASE PRICE

2.1 Sale and Purchase. At the Closing, subject to the terms and conditions in this Agreement, Seller shall sell, assign, transfer, deliver and convey, or cause to be sold, assigned, transferred, delivered and conveyed, to Buyer, and Buyer shall purchase and accept, the Purchased Interests.

2.2 Purchase Price. The purchase price for the Purchased Interests shall equal $88,000,000 (the “Purchase Price”), which shall be paid in accordance with Section 3.3(b).

2.3 Withholding. The Parties shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Law, with respect to the making of such payment; provided, that, Buyer shall provide commercially reasonable notice to Seller upon becoming aware of any such withholding obligation and shall cooperate with Seller in good faith and to the extent reasonable to obtain any available reduction of, or relief from, such deduction or withholding. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Party in respect of whom such deduction and withholding was made.

Article 3

CLOSING

3.1 Closing. The Closing shall take place at the offices of Bracewell, 711 Louisiana Street, Suite 2300, Houston, Texas 77002 or remotely by the exchange of signature pages for executed documents, at 10:00 a.m., Houston, Texas time, on the third (3rd) Business Day following satisfaction or waiver of the conditions to close set forth in Articles 8 and 9 (other than those conditions that by their nature are to be satisfied only on the Closing Date, but subject to the satisfaction or waiver of such conditions on the Closing Date) or at such other time or place as the Parties may agree; provided that in case the date on which the conditions set forth in Article 8 and Article 9 (other than those conditions that by their nature are to be satisfied only on the Closing Date, but subject to the satisfaction or waiver of such conditions on the Closing Date), are satisfied or validly waived occurs prior to July 29, 2019, then, subject to continued satisfaction or waiver of the conditions set forth in Article 8 and Article 9, the Closing shall occur instead on July 31, 2019. Unless otherwise agreed, all Closing transactions shall be deemed to have occurred simultaneously and shall be effective at 11:59:59 p.m. Houston, Texas time, on the Closing Date for Tax purposes.

3.2 Closing Deliveries by Seller. At the Closing, Seller will deliver or cause a Seller Affiliate, as applicable, to deliver the following documents to Buyer:

(a) a certificate duly executed by Seller, dated the Closing Date, representing and certifying that the conditions set forth in Sections 9.1 and 9.2 have been satisfied (the “Seller Closing Certificate”);

(b) a counterpart signature page to the assignment of the Purchased Interests substantially in the form of Exhibit A (the “Assignment of Purchased Interests”), duly executed by Seller;

(c) the written resignations of the officers, directors and managers of any Company Group Member appointed by Seller or a Seller Affiliate from any position such persons hold at any Company Group Member, such resignations to be effective in each case concurrently with the Closing;

(d) a certificate of non-foreign status of Seller (or, if Seller is an entity disregarded as separate from its owner for U.S. federal income Tax purposes, Seller’s regarded owner), that meets the requirements of Treasury Regulation Section 1.1445-2(b) and any other certificate or information required to satisfy the requirements of Section 1446(f)(2) of the Code (the “FIRPTA Certificate”); and

(e) such other certificates, instruments of conveyance and documents required by this Agreement or as may be reasonably requested by Buyer and agreed to by Seller prior to the Closing Date to carry out the intention and purposes of this Agreement.

3.3 Closing Deliveries by Buyer.

(a) At the Closing, Buyer will deliver or cause its Affiliates, as applicable, to deliver the following documents to Seller:

(i) a certificate duly executed by Buyer, dated the Closing Date, representing and certifying that the conditions set forth in Sections 8.1 and 8.2 have been satisfied (the “Buyer Closing Certificate”);

(ii) a counterpart signature page to the Assignment of Purchased Interests, duly executed by Buyer; and

(iii) such other certificates, instruments of conveyance, and documents required by this Agreement or as may be reasonably requested by Seller and agreed to by Buyer prior to the Closing Date to carry out the intention and purposes of this Agreement.

(b) At Closing, Buyer shall pay to Seller the Purchase Price in US dollars and in immediately available funds by wire transfer to the bank account designated in writing by Seller.

Article 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the disclosures made by Seller in Seller’s Disclosure Schedules, Seller represents and warrants to Buyer as follows:

4.1 Organization of Seller. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

4.2 Authority of Seller. Seller has full limited liability company power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which it is a party, and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action of Seller. This Agreement and each Ancillary Agreement to which Seller is a party has been duly executed and delivered by Seller and constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

4.3 Company.

(a) The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite limited liability company power and authority to carry on its business as conducted as of the Effective Date. Seller has made available to Buyer copies of the Organizational Documents of the Company as in effect on the Effective Date.

(b) The Company has engaged in no business other than serving as the holding company for the Pennant Interests. The Company has no assets, no subsidiaries nor any direct investment or interest in, or control over any Person, other than the Pennant Interests.

(c) The Purchased Interests have been validly issued, are fully paid and represent all of the outstanding membership interests in the Company. Seller owns the Purchased Interests, free and clear of all Encumbrances, except (i) as set forth on Schedule 4.3(c), (ii) for restrictions on transfer that may be imposed by federal or state securities Laws, (iii) as set forth in the Organizational Documents of the Company, and (iv) for Encumbrances that arise out of any actions taken by or on behalf of Buyer or its Affiliates.

4.4 Pennant Midstream.

(a) Set forth on Schedule 4.4(a) is a true and correct list of (i) each Pennant Subsidiary, (ii) jurisdiction of formation for each of the Pennant Subsidiaries and (iii) the ownership of the equity interests in each Pennant Subsidiary held by Pennant Midstream or another Pennant Subsidiary. Other than the Pennant Subsidiaries, Pennant Midstream has no direct or indirect investment or interest in or control over any other Person. Each of the Pennant Subsidiaries is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite limited liability company power and authority to carry on its business as conducted as of the Effective Date. Seller has made available to Buyer copies of the Organizational Documents of each Pennant Subsidiary as in effect on the Effective Date.

(b) Each of the Pennant Subsidiaries is duly qualified or licensed to do business as a limited liability company, and is in good standing, in the states in which the property owned, leased or operated by such Pennant Subsidiary or the conduct of such Pennant Subsidiary’s business requires such qualification or licensing, except for jurisdictions in which the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) The Pennant Interests have been validly issued and are fully paid. The Company owns the Pennant Interests, free and clear of all Encumbrances, except (i) as set forth on Schedule 4.4(c), (ii) for restrictions on transfer that may be imposed by federal or state securities Laws and (iii) as set forth in the Organizational Documents of Pennant Midstream.

4.5 Rights to Acquire Equity. Except as set forth in the Organizational Documents of a Company Group Member, there are no outstanding (a) securities of any Company Group Member convertible into or exchangeable for shares of capital stock or other equity interest or voting securities of such Company Group Member, (b) options or other rights to acquire from Seller or any Company Group Member, or obligations of Seller or any Company Group Member, to issue or sell, any shares of capital stock or other equity interest or voting securities of such Company Group Member or any securities convertible into or exchangeable for such shares of capital stock or other equity interest or voting securities, other than the rights of Buyer to acquire the Purchased Interests pursuant to this Agreement, or (c) equity equivalents or other similar rights of or with respect to any Company Group Member. There are no outstanding obligations of any Company Group Member to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares of capital stock, options, equity equivalents, interests or rights.

4.6 No Conflict. Except as disclosed on Schedule 4.6, and for such filings as may be required under the HSR Act and assuming all consents, approvals, authorizations, filings, notifications and other actions disclosed on Schedule 4.7 have been made or obtained, the execution, delivery and performance of this Agreement by Seller, and the consummation by Seller of the transactions contemplated hereby, do not and will not:

(a) violate or breach the Organizational Documents of Seller or any of the Company Group Members;

(b) violate or breach any Law binding upon Seller, any Company Group Member or any of their assets; or

(c) result in any breach of, or constitute a default (or constitute an event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Third Party any right of termination, consent, acceleration, amendment or cancellation of, or result in the creation of any material Encumbrance (other than a Permitted Encumbrance) on any of the assets or properties of the Company Group Members pursuant to, any Material Contract.

4.7 Governmental Approvals. No Governmental Approval is required to be made or obtained by Seller or any of the Company Group Members in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except (a) where the failure to make or obtain such Governmental Approval would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) for such filings as may be required under the HSR Act, and (c) as disclosed on Schedule 4.7.

4.8 Permits. Except as disclosed on Schedule 4.8, (a) the Company Group Members hold all Permits necessary or required for the conduct of the Business, except where the failure to hold such Permits would not, taken as a whole, be material to the Company Group Members or the Business and (b) each of the Company Group Members is in compliance with such Permits in all material respects, and no Proceeding is pending or, to the Knowledge of Seller, threatened with respect to any alleged failure by any Company Group Member to have any such Permit or not to be in compliance therewith.

4.9 Financial Statements.

(a) Schedule 4.9(a) contains (i) the audited consolidated balance sheet of Pennant Midstream for the years ended December 31, 2018 and 2017, and the related audited consolidated statement of income, statement of cash flows and statement of changes in members’ equity for the years then ended, and (ii) the unaudited consolidated balance sheet of Pennant Midstream as of May 31, 2019 (the “Balance Sheet Date”), and the related unaudited consolidated statement of income for the five-month period then ended (collectively, the “Financial Statements”). Except as otherwise disclosed on Schedule 4.9(a), the Financial Statements fairly present in all material respects the financial position and results of operations of Pennant Midstream as of and for the periods covered thereby, in accordance with GAAP, except for, in the case of the unaudited consolidated balance sheet of Pennant Midstream as of the Balance Sheet Date and the related unaudited consolidated statement of income for the five-month period then ended on the Balance Sheet Date, the absence of notes and year-end adjustments required by GAAP (none of which are reasonably expected to be material in nature or amount).

(b) Except as set forth on Schedule 4.9(b), no Company Group Member has any liability, whether accrued, contingent, absolute or otherwise, that would be required to be included in the Financial Statements in accordance with GAAP, except for: (i) liabilities specifically set forth or reserved for on the unaudited balance sheet of the Company dated as of the Balance Sheet Date; (ii) liabilities that have arisen since the Balance Sheet Date in the ordinary course of business (none of which is a liability resulting from breach of Contract, breach of warranty, tort, infringement or misappropriation); and (iii) liabilities that are not material, individually or in the aggregate.

(c) Except as set forth on Schedule 4.9(c), no Company Group Member has any Indebtedness for Borrowed Money.

4.10 Absence of Certain Changes. Except as disclosed on Schedule 4.10, as contemplated by this Agreement or as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since the Balance Sheet Date, the Business has been conducted in the ordinary course in all material respects and in a manner materially consistent with past practice to preserve (a) substantially intact the Company Group Members’ present business organization and (b) the Company Group Members’ present relationships with customers, suppliers and others having business dealings with a Company Group Member. Since the Balance Sheet Date, there has not been any change nor has any circumstance existed that has had, or would reasonably be expected to have, a Material Adverse Effect.

4.11 Tax Matters.

(a) Except as disclosed on Schedule 4.11:

(i) All material Tax Returns required to be filed by the Company Group Members have been timely filed and each such Tax Return is true, correct and complete in all material respects.

(ii) Each Company Group Member has paid all material Taxes due and payable (whether or not shown on any Tax Return).

(iii) No Company Group Member is currently the beneficiary of any extension of time within which to file any material Tax Return.

(iv) No claim has ever been made by a Governmental Entity in a jurisdiction where a Company Group Member does not file a material Tax Return that such Company Group Member is or may be subject to any material Tax by such jurisdiction that would be covered by such Tax Return.

(v) There are no material Encumbrances for Taxes upon any of the assets of the Company Group Members (except for statutory Encumbrances for current Taxes not yet due and payable).

(vi) No material deficiencies for Taxes of any Company Group Member have been claimed, proposed or assessed by any Governmental Entity.

(vii) No Company Group Member (nor any predecessor thereof) has (i) a waiver of any statute of limitations in respect of material Taxes or (ii) an agreement for any extension of time with respect to a material Tax assessment or deficiency, in each case, still in effect, nor has any request been made in writing for any such extension or waiver not yet granted.

(viii) No audits or administrative or judicial proceedings with respect to material Taxes are pending or being conducted or threatened in writing against any Company Group Member.

(ix) Each Company Group Member has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholders of such entity or other Person.

(x) No Company Group Member has ever been a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement for any material amount of Taxes, other than any agreement not primarily related to Taxes.

(xi) No Company Group Member has ever been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Law.

(xii) To the Knowledge of Seller, no asset of any Company Group Member (i) constitutes “tax-exempt use property” within the meaning of Section 168(h) of the Code, (ii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iii) secures any debt the interest of which is tax-exempt under Section 103(a) of the Code or (iv) is subject to a 467 rental agreement as defined in Section 467 of the Code.

(xiii) Pennant Midstream has not elected under Section 1101(g)(4) of Title XI of the Bipartisan Budget Act of 2015, H.R. 1314, Public Law Number 114-74 to have the amendments made by such provisions apply to any Tax Return of the Pennant Midstream relating to any taxable period beginning before December 31, 2017.

(xiv) Pennant Midstream has in effect an election relating to the adjustment to basis of property under Section 754 of the Code.

(xv) Since their respective dates of formation, (A) each Company Group Member, other than Pennant Midstream, has been classified as an entity disregarded as separate from its owner for U.S. federal income tax purposes, and (B) Pennant Midstream has been classified as either a partnership or as an entity disregarded as separate from its owner for U.S. federal income tax purposes.

(b) Notwithstanding anything in this Agreement to the contrary, (i) the representations and warranties set forth in this Section 4.11 are the sole and exclusive representations and warranties in this Agreement related to Taxes or Tax matters, and (ii) the representations and warranties in Sections 4.11(a)(i) through 4.11(a)(iv) and 4.11(a)(vi) through 4.11(a)(xi) may be relied upon solely for taxable periods (or portions thereof) ending before the Closing Date and may not be relied upon for any Tax period (or portion thereof) beginning on or after the Closing Date.

4.12 Compliance With Applicable Laws. Each Company Group Member is, and has been for the past three (3) years, in compliance in all material respects with all applicable Laws, except as disclosed on Schedule 4.12.

4.13 Legal Proceedings; Orders. Except as disclosed on Schedule 4.13, (a) there are no Proceedings pending or, to the Knowledge of Seller, threatened in writing against any of the Company Group Members, and (b) there are no Proceedings pending or, to the Knowledge of Seller, threatened in writing seeking to restrain, prohibit or recover damages or obtain other relief in connection with consummation of the transactions contemplated by this Agreement. No Company Group Member is subject to any judgment, order, writ, injunction, or decree of any Governmental Entity which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.14 Properties.

(a) Schedule 4.14(a) sets forth, for each Company Group Member, all real property owned or leased by such Company Group Member.

(b) Except (i) as disclosed on Schedule 4.14(b), (ii) for Permitted Encumbrances, and (iii) for property rights terminated or disposed of (e.g., by sale or lease termination) after the Balance Sheet Date in accordance with Article 6, each of the Company Group Members has (A) good and marketable fee simple title to all of the owned real properties (other than Easements), free and clear of Encumbrances, (B) a valid and binding leasehold interest in all of the leased properties (other than Easements), free and clear of Encumbrances, (C) good and defensible title to all of its owned personal properties, free and clear of Encumbrances, and (D) valid and binding leasehold interest in all of its leased personal properties, free and clear of Encumbrances.

(c) Except as disclosed on Schedule 4.14(c), the real, personal and intangible properties owned by the Company Group Members, together with real, personal or intangible property as to which one or more of the Company Group Members holds a valid leasehold interest, license or Easement, are sufficient for, and constitute all of the assets, properties and rights used in and reasonably necessary for, the conduct of the Business.

(d) Except as disclosed on Schedule 4.14(d), there is no pending or, to Seller’s Knowledge, threatened condemnation of any part of the Company Group Members’ real property by any Governmental Entity.

(e) All leases under which a Company Group Member leases any real property or personal property and requiring any Company Group Member to make or receive payments of $1,000,000 or more annually are valid and enforceable against such Company Group Member and, to Seller’s Knowledge, the counterparties thereto, in accordance with their respective terms, subject in each case to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances, and there is not, under any such leases, any existing default in any material respect by such Company Group Member, or to Seller’s Knowledge, the counterparties thereto, or any event which, with notice or lapse of time or both, would become a default in any material respect by the Company Group Member or the counterparties thereto.

(f) The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company Group Members (i) are in operating condition and are adequate for the uses to which they are being put and (ii) have been maintained in accordance with prevailing industry practice in the region in which such assets are located.

(g) Each Company Group Member owns or has the right to use (subject to Permitted Encumbrances) such Easements as are necessary to use, own and operate such Company Group Member’s assets in the same manner as such assets are currently used, owned and operated by such Company Group Member. There is no existing default by the applicable Company Group Member, or to Seller’s Knowledge, any counterparties, under any Easement that would reasonably be expected to have a Material Adverse Effect.

4.15 Material Contracts.

(a) Set forth on Schedule 4.15(a) is a list of Contracts (other than any Contract for an interest in real property) to which any Company Group Member is a party or by which any Company Group Member’s assets or properties are bound that fall within the following categories and are in effect as of the Effective Date (each a “Material Contract”):

(i) Contracts representing Indebtedness for Borrowed Money and all guaranties thereof;

(ii) Contracts containing covenants limiting the freedom of any of the Company Group Members to engage in any line of business or compete with any Person or operate at any location;

(iii) price swaps, hedges, futures or similar instruments;

(iv) Contracts to which Seller or any Seller Affiliate (other than a Company Group Member) is a party or is otherwise bound;

(v) joint venture or partnership agreements, including any agreement or commitment to make any loan or capital contribution to any joint venture or partnership;

(vi) gathering, treating, transportation, processing or compression Contracts entered into by any of the Company Group Members that (A) if a fee-based Contract, provides for aggregate payments to such Company Group Member during any fiscal year of such Company Group Member in excess of $1,000,000 or (B) if a percentage of proceeds Contract, is reasonably anticipated to result in a share of proceeds retained by such Company Group Member for its own account during any such fiscal year in excess of $1,000,000 (each, a “Material Gathering Contract”);

(vii) Contracts that grant “most favored nations” pricing to a customer or counterparty;

(viii) Contracts (A) relating to the construction of any facilities, gathering, treating, compression or processing or pipeline system and (B) involving committed expenditures by any Company Group Member to be made after the Effective Date in excess of $1,000,000;

(ix) Contracts relating to any outstanding commitment for capital expenditures in excess of $2,000,000;

(x) bonds, letters of credit or guaranties posted or supported by any Company Group Member;

(xi) Contracts to which any Governmental Entity is a party; and

(xii) any other Contracts that individually, require or entitle any Company Group Member to make or receive payments of $3,000,000 or more annually.

(b) Except as disclosed on Schedule 4.15(b), each Material Contract is valid and enforceable in all material respects in accordance with its terms against the Company Group Member that is party to such Material Contract and, to the Knowledge of Seller, each other party thereto, subject in each case to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances. None of the Company Group Members are in default or breach in any material respect of the terms of any such Material Contract and, to the Knowledge of Seller (y) no other party to any Material Contract is in breach of the material terms thereof and (z) no event has occurred that with the giving of notice or the passage of time, or both, would constitute a breach or default in any material respect by a Company Group Member or any other party to such Material Contract. None of the Company Group Members has received any written notice that any Person intends to cancel, modify, accelerate or terminate any Material Contract. Seller has made available to Buyer true and complete copies of each Material Contract.

4.16 [Intentionally Omitted].

4.17 [Intentionally Omitted].

4.18 Environmental.

(a) Except as disclosed on Schedule 4.18(a), the Business is, and for the past three (3) years has been, conducted in compliance in all material respects with all applicable Environmental Laws. Except as disclosed on Schedule 4.18(a), (i) the Company Group Members hold all material Permits issued under Environmental Laws that are necessary or required for the conduct of the Business, and (ii) each of the Company Group Members is, and for the past three (3) years has been, in material compliance with such Permits issued under Environmental Laws, and no Proceeding is pending or, to the Knowledge of Seller, threatened in writing with respect to any alleged failure by any Company Group Member to have any such Permit or not to be in compliance in all material respects therewith.

(b) Except as disclosed on Schedule 4.18(b), (i) there are no Proceedings pending or, to the Knowledge of Seller, threatened in writing against any Company Group Member, alleging material noncompliance with or material liability under any Environmental Law, and (ii) no Company Group Member has received any written notice or demand letter from any Governmental Entity or Third Party, indicating that such Company Group Member is in violation in any material respect of, or subject to any material liability under, any Environmental Law, which violation or liability has not heretofore been resolved with such Governmental Entity or Third Party.

(c) Except as disclosed on Schedule 4.18(c), (i) there has been no Release of any Hazardous Material by any Company Group Member or, to the Knowledge of Seller, by any other Person, that would reasonably be expected to give rise to any Company Group Member incurring any material remedial obligation or any material liability under any applicable Environmental Law, (ii) the Company Group Members do not own, lease or operate a site that (A) pursuant to CERCLA or any similar state or foreign Law, has been placed or is proposed to be placed by any Governmental Entity on the “National Priorities List” or similar state or foreign list, as in effect as of the Effective Date, or (B) is involved with any voluntary cleanup program sponsored by a

Governmental Entity, (iii) no Company Group Member has been identified by any Governmental Entity as a potentially responsible party under CERCLA or any similar state or foreign Law with respect to any site, and no Hazardous Materials generated, transported or disposed of by or on behalf of the Company Group Members have been found at any site where a Person has made written demand on any Company Group Member to conduct or pay for a remedial investigation, removal or other response action pursuant to any applicable Environmental Law.

(d) Notwithstanding anything in this Agreement to the contrary, the representations and warranties set forth in this Section 4.18 are the sole and exclusive representations and warranties of Seller regarding Environmental Laws, Permits issued under Environmental Laws, Hazardous Materials.

4.19 Insurance. Except as disclosed on Schedule 4.19, all insurance policies maintained by or on behalf of the Company Group Members are in full force and effect and all premiums due and payable on such policies have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date). No written notice of cancellation of, or indication of an intention not to renew, any such insurance policy has been received by any of the Company Group Members other than in the ordinary course of business consistent with past practice. There are no claims related to the Business pending under any such insurance policy as to which coverage has been questioned, denied or disputed or in respect of which there is any reservation of rights.

4.20 Brokerage Fees. Except as disclosed on Schedule 4.20, neither the Company nor Seller or any Seller Affiliate has retained any financial advisor, broker, agent or finder on account of this Agreement or the transactions contemplated hereby for which Buyer, its Affiliates or the Company will be liable.

4.21 Imbalances. Schedule 4.21 sets forth, as of the Effective Date, all material hydrocarbon imbalances under any applicable Material Gathering Contract for which any Company Group Member will have a duty to deliver an equivalent quantity of hydrocarbons after the Closing. Except for normal and customary gathering imbalances occurring after the Effective Date, and except as set forth on Schedule 4.21, to the Knowledge of Seller there do not exist any material hydrocarbon imbalances under any applicable Material Gathering Contract for which any Company Group Member will have a duty to deliver an equivalent quantity of hydrocarbons after the Closing.

4.22 Affiliate Transactions. No director, manager or officer of any Company Group Member, nor any of their respective Affiliates: (a) is a party to any Contract with any Company Group Member or (b) owns or leases any material asset, property or right which is used by any Company Group Member.

4.23 Regulatory Status. Except as disclosed on Schedule 4.23, none of the Company Group Members nor any pipeline of any Company Group Member is subject to the jurisdiction of (a) the Federal Energy Regulatory Commission (“FERC”) pursuant to the Natural Gas Act of 1938, as amended, and the regulations promulgated thereunder, the Natural Gas Policy Act of 1978, as amended, and the regulations promulgated thereunder, or the Interstate Commerce Act and the regulations promulgated thereunder, or (b) any state or local regulatory entity respecting rates, access to facilities, or financial or organizational regulation.

Article 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Subject to the disclosures made by Buyer in Buyer’s Disclosure Schedules, Buyer represents and warrants to Seller as follows:

5.1 Organization of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania.

5.2 Authority of Buyer. Buyer has full limited liability company power and authority to execute, deliver and perform this Agreement. The execution, delivery, and performance by Buyer of this Agreement and any Ancillary Agreement to which it is a party, and the consummation by Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action of Buyer. This Agreement and each Ancillary Agreement to which Buyer is a party has been duly executed and delivered by Buyer and constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

5.3 No Conflict. Except (x) for such filings as may be required under the HSR Act and (y) as may result from any facts or circumstances relating solely to Seller or a Seller Affiliate, and assuming all consents, approvals, authorizations, filings, notifications and other actions disclosed on Schedule 5.4 have been made or obtained, the execution, delivery and performance of this Agreement by Buyer, and the consummation by Buyer of the transactions contemplated hereby, do not and will not:

(a) violate or breach the Organizational Documents of Buyer;

(b) violate or breach any Law binding upon Buyer, except for such violations or breaches as would not, individually or in the aggregate, reasonably be expected to materially impede Buyer’s ability to lawfully consummate the transactions contemplated by this Agreement; or

(c) result in any breach of, or constitute a default (or constitute an event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Third Party any right of termination, consent, acceleration, amendment or cancellation of, or result in the creation of any material Encumbrance on any of the assets or properties of Buyer pursuant to, any Contract to which Buyer is a party or by which any of its assets or properties is bound or affected, except as would not reasonably be expected to materially impede Buyer’s ability to consummate the transactions contemplated by this Agreement.

5.4 Governmental Approvals. No Governmental Approval is required to be made or obtained by Buyer or any of its Affiliates in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except: (a) where failure to obtain such Governmental Approval would not, individually or in the aggregate, reasonably be expected to materially impede Buyer’s ability to consummate the transactions contemplated by this Agreement; (b) for such filings as may be required under the HSR Act, and (c) as disclosed on Schedule 5.4.

5.5 Financing. Buyer has, and at the Closing will have, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the full Purchase Price to Seller when required hereunder and to consummate the transactions contemplated hereunder.

5.6 Legal Proceedings. There are no Proceedings pending or, to the Knowledge of Buyer, threatened in writing seeking to restrain, prohibit or recover damages or obtain other relief in connection with consummation of the transactions contemplated by this Agreement.

5.7 Brokerage Fees. Except as disclosed on Schedule 5.7, neither Buyer nor any of its Affiliates has retained any financial advisor, broker, agent or finder on account of this Agreement or the transactions contemplated hereby for which Seller, a Seller Affiliate or a Company Group Member will be liable.

5.8 Nature of Investment. Buyer is acquiring the Purchased Interests for investment purposes only and not with a view toward resale or distribution thereof in violation of applicable securities Laws. Buyer acknowledges that it can bear the economic risk of its investment in the Purchased Interests, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Purchased Interests. Buyer is an “accredited investor” as such term is defined in Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). Buyer understands that none of the Purchased Interests will have been registered pursuant to the Securities Act or any applicable state securities Laws, that the Purchased Interests will be characterized as “restricted securities” under federal securities Laws and that the Purchased Interests may not be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

5.9 Independent Investigation. Buyer is (or its advisors are) (a) experienced and knowledgeable in the industries in which the Company Group Members conduct their businesses and (b) aware of the related risks of such business. Buyer acknowledges and affirms that (i) as of the Effective Date, it has made all such independent investigation, verification, analysis and evaluation of the Company Group Members and their businesses as it deems necessary or appropriate to enter into this Agreement, (ii) it has made all such reviews and inspections of the Company Group Members and their businesses and the business, books and records, results of operations, conditions (financial or otherwise) and prospects of the Company Group Members as it has deemed necessary or appropriate to execute and deliver this Agreement and (iii) prior to Closing, it will make independent investigations, inspections and evaluations of the Company Group Members and their businesses in accordance with this Agreement as it deems necessary or appropriate to consummate the transactions contemplated hereby. Buyer acknowledges and agrees that (A) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon the representations and warranties expressly made by Seller in Article 4 (including the related portions of the Disclosure Schedules) and its own independent investigation, verification, analysis and evaluation and (B) none of Seller, the Company or any other Person has made any representation or warranty as to Seller, the Company Group Members, this Agreement or the condition (financial or otherwise), assets, liabilities, equity, operations, business or prospects of the Company Group Members or any Affiliate thereof, except as expressly set forth in Article 4 (including the related portions of the Disclosure Schedules).

Article 6

CONDUCT OF COMPANY GROUP MEMBERS PENDING CLOSING

6.1 Conduct of Business. During the period from the Effective Date to the Closing, except as set forth on Schedule 6.2 or otherwise contemplated by this Agreement, Seller shall cause the Company Group Members to (a) conduct the Business in the ordinary course, consistent with past practice, including making the capital expenditures in accordance with, and as set forth on, the Pennant Budget, (b) use Reasonable Efforts to preserve, maintain, and protect the material assets, rights and properties of the Company Group Members, (c) use Reasonable Efforts to preserve the goodwill with respect to, and the relationships with, the material customers and material suppliers of the Business and (d) use Reasonable Efforts to maintain all insurance policies and material Permits.

6.2 Pre-Closing Restrictions.

(a) Without limiting the generality of Section 6.1 and except as set forth on Schedule 6.2 or otherwise contemplated by this Agreement, prior to the Closing, Seller shall not permit any of the Company Group Members to engage in any of the following actions without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed:

(i) amend the Organizational Documents of any Company Group Member;

(ii) (A) issue, sell or deliver any shares of capital stock or any other equity securities or equity equivalents of any Company Group Member or (B) amend in any material respect any of the terms of any securities of any Company Group Member outstanding as of the Effective Date;

(iii) (A) split, combine, or reclassify its outstanding equity interests, (B) declare, set aside or pay any non-cash distribution in respect of the outstanding equity of any Company Group Member, (C) repurchase, redeem or otherwise acquire any securities of any Company Group Member or (D) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Company Group Member;

(iv) declare, set, pay, make or distribute any distributions, or otherwise make any return of capital, on the Purchased Interests, in each case, whether in cash, cash equivalents, in-kind or otherwise; provided, however, that this Section 6.2(a)(iv) shall not prohibit or limit distributions as contemplated by Section 7.13;

(v) except in the ordinary course of business consistent with past practice or for borrowings made under any existing credit facility of a Company Group Member, (A) create, incur, guarantee or assume any Indebtedness for Borrowed Money or otherwise become liable or responsible for the obligations of any other Person (other than a Company Group Member) that remains outstanding as of the Closing, or (B) mortgage or pledge any of its material assets, tangible or intangible, or create any material Encumbrance thereupon that is not released at or prior to Closing, other than Permitted Encumbrances;

(vi) acquire assets or sell, lease, transfer, or otherwise dispose of, directly or indirectly, any material assets of any Company Group Member, except for sales and dispositions of hydrocarbons in the ordinary course of business consistent with past practice;

(vii) merge or consolidate with any Person, acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company, or other business organization or division thereof, make an investment in, or purchase any securities from, any Person, or enter into any joint venture, partnership or similar venture with any other Person;

(viii) change in any material respect any of the financial accounting principles or practices used by any Company Group Member, except for any change required by reason of a concurrent change in GAAP, or immaterial, known accruals that may not normally be recorded intra-fiscal year;

(ix) settle any Proceeding against a Company Group Member unless such settlement (A) requires the payment of less than $2,000,000 by such Company Group Member, (B) involves the unconditional release of such Company Group Member with respect to the subject matter of the Proceeding and (C) does not impose any material obligations on any Company Group Member after the Closing;

(x) make any capital expenditure other than (A) as set forth in the Pennant Budget, (B) as may be required to comply with Law, (C) as may be reasonably required in response to any damage to or destruction of a Company Group Member’s principal properties or (D) additional capital expenditures that are not reflected in such budget and do not exceed $5,000,000 in the aggregate; provided, that, in the case of an emergency for the safety of individuals, or protection of property or the environment, Seller may take Reasonable Efforts that would otherwise be prohibited by this clause (x) in order to prevent the occurrence of, or mitigate the existence of, the emergency situation; provided further, Seller shall provide prompt notice to Buyer upon the occurrence of such emergency and upon taking of such action(s);

(xi) enter into any new Contract that would have been required to be disclosed on Schedule 4.15(a) had it been in effect as of the Effective Date, except as permitted under Section 6.2(a)(x);

(xii) amend in any material respect, terminate, accelerate, modify, extend or change any Material Contract or waive, release, grant, close out or transfer any material rights under any Material Contract;

(xiii) fail to maintain, or cause to be maintained, insurance coverage for the Company Group Members in the amounts and of the types currently in force or, upon renewal thereof, in similar amounts and types to the extent then available on commercially reasonable terms and prices to Seller. Pennant Midstream or any Seller Affiliate (as applicable);

(xiv) make or change any Tax election, settle or compromise any claim, notice, audit report or assessment in respect of Taxes, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax, surrender any right to claim a Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, in each case, solely with respect to the Company, and not Pennant Midstream or the Pennant Subsidiaries, and only if such action would reasonably be expected to have a material adverse effect on Buyer;

(xv) fail to use Reasonable Efforts to maintain all material Governmental Approvals in effect on the Effective Date and necessary or required for the ownership and operation of the Company Group Members as owned and operated on the Effective Date; or

(xvi) enter into any agreement or commitment to do any of the foregoing.

(b) Buyer’s approval of any action restricted by this Section 6.2 shall be considered granted within five (5) Business Days of Seller’s notice to Buyer requesting such consent unless Buyer notifies Seller to the contrary during that period.

Article 7

ADDITIONAL AGREEMENTS

7.1 Access to Information and Confidentiality.

(a) Access. Between the Effective Date and the Closing, Seller shall:

(i) give Buyer and its authorized Representatives reasonable access, during regular business hours and upon reasonable advance notice, to such properties, facilities, books and records of the Company Group Members, in each case as is reasonably necessary to allow Buyer and its authorized Representatives to verify the accuracy of any representation or warranty contained in Article 4 and for the purpose of familiarizing itself with the Business and the Company Group Members for transition purposes;

(ii) cause officers of the Company and Seller to furnish Buyer and its authorized Representatives with such financial and operating data and other information with respect to the Company Group Members as Buyer may from time to time reasonably request; and

(iii) provide to Buyer and its Representatives reasonable access to its employees that are employed in connection with the operation of the Business at the applicable Company Group Member’s premises during normal business hours; provided that Buyer shall advise Seller in writing in advance of any meetings or communications with such employees and the general purpose of such meetings or communications. Seller shall have the right to have a Representative present at all times during any exercise by Buyer of its rights under this Section 7.1(a). Notwithstanding anything herein to the contrary, (A) Buyer shall have no right to perform or cause to be performed any invasive or subsurface investigations of the properties of the Company Group Members, including any sampling or testing of the air, soil, surface water, groundwater, building materials or other environmental media, and (B) Buyer shall have no right of access to, and Seller shall have no obligation to provide to Buyer (x) any information the disclosure of which would jeopardize any privilege available to the Company Group Members, Seller or any Seller Affiliate relating to such information, that would cause Seller, any Seller Affiliate or any Company Group Member to breach a confidentiality obligation, or that would reasonably be expected to result in a violation of applicable Law, (y) any employment records or personnel files maintained by Seller or any Seller Affiliate, other than employment records or personnel files of employees that are employed in connection with the operation of the Business, or (z) access to the assets or properties of any of the Company Group Members to the extent Seller or the Company does not have the authority to grant such access, in which case Seller shall promptly notify Buyer and the Parties shall work together in good faith to work with applicable Third Parties to permit Buyer’s access. Buyer agrees to indemnify, defend and hold harmless Seller, the Seller Affiliates, and, until Closing, the Company Group Members, and all such Persons’ Representatives from and against any and all Losses (whether as a result of a claim by a Third Party or a direct claim by Buyer or any of its Affiliates), including Losses attributable to personal injury, death, or property damage, arising out of or relating to access to the Company Group Members’ properties, facilities, books and records prior to the Closing by Buyer, its Affiliates, or its or their Representatives, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR LEGAL FAULT OF ANY INDEMNIFIED PERSON (BUT NOT SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT).

(b) Confidentiality. Buyer acknowledges that the information provided to it in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby (including the terms of this Agreement) and thereby is subject to the Confidentiality Agreement, the terms of which are incorporated herein by reference.

(c) Company Books and Records. As soon as reasonably practicable after the Closing Date, Seller shall deliver or cause to be delivered to Buyer all books and records of the Company Group Members (including minute books, membership interest transfer ledgers (if any), seals (if any), books of account, Tax Returns and supporting work papers and similar records) that are in Seller’s possession to the extent such books and records relate to the Company Group Members, which will be deemed delivered if such book and records are located in the office of the Company, subject to Section 7.1(d).

(d) Retention by Seller. Seller and each Seller Affiliate may retain a copy of all data room materials and all books and records prepared in connection with the transactions contemplated by this Agreement, including (i) copies of any books and records which may be relevant in connection with the defense of disputes arising hereunder and (ii) copies of all financial information and all other accounting books and records prepared or used in connection with the preparation of financial statements of Seller or the Company Group Members.

(e) Record Preservation by Buyer. Buyer shall preserve and keep for a period of at least five (5) years from the Closing Date all books and records of the Company Group Members relating to the operation of the Company Group Members prior to the Closing Date and shall make such books and records available to Seller for examining and copying, at Seller’s cost and expense, upon reasonable request for Tax and related purposes or to investigate or defend against any claims between the Parties arising hereunder. After such five (5) year period, before Buyer shall dispose of any of such books and records, Buyer shall give Seller at least ninety (90) days’ prior written notice to such effect, and Seller shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books and records as Seller may select. Notwithstanding the foregoing, Buyer agrees that it shall preserve and keep all books and records relating to any investigation instituted by a Governmental Entity or any Proceeding (whether or not existing on the Closing Date) if any possibility exists that such investigation or other Proceeding may relate to matters occurring prior to the Closing, without regard to the five (5) year period set forth in this Section 7.1(e).

7.2 Regulatory and Other Authorizations.

(a) Each Party shall: (i) file its notification and report forms required for its execution and delivery of this Agreement and the consummation of the transactions contemplated hereby pursuant to the HSR Act within ten (10) Business Days after the Effective Date; and (ii) use best efforts to cause any waiting period under the HSR Act with respect to the transactions contemplated hereby to expire or terminate at the earliest time that is reasonably practicable and shall request “early termination” with respect to the waiting period under the HSR Act. Buyer shall not agree to extend any waiting period under the HSR Act, withdraw any HSR Act notification, or otherwise agree to delay consummation of the transactions contemplated hereby without the prior written consent of Seller. Buyer shall pay all required HSR Act filing fees. Otherwise, each Party shall pay its own HSR Act filing preparation costs and expenses.

(b) Each Party shall, and shall cause its respective Affiliates to do each of the following: (i) promptly inform the other Party of (and, at the other Party’s reasonable request, supply to such other Party) any communication (or other correspondence or memoranda) from or to, and any proposed understanding or agreement with, any Governmental Entity in connection with this Agreement or the transactions contemplated hereby; (ii) consult and cooperate in good faith with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments or opinions made or submitted by or on behalf of any Party in connection with all meetings, actions, discussions or Proceedings with Governmental Entities relating to this Agreement or the transactions contemplated hereby, including, subject to applicable Law, permitting the other Party to review in advance any proposed material written communication between it and any Governmental Entity and promptly providing the other Party with copies of any communication between it and any Governmental Entity; (iii) comply, as promptly as is reasonably practicable, with any requests received by a Party or any of its Affiliates under the HSR Act and any other applicable Law for additional information, documents or other materials. If a Party or any of its Affiliates intends to participate in any meeting or discussion with any Governmental Entity with respect to the transactions contemplated hereby or any filings, investigations or inquiries made in connection with the transactions contemplated hereby, it shall give the other Party reasonable prior notice of, and an opportunity to participate in, such meeting or discussion; and (iv) contest and resist any Proceeding instituted (or threatened to be instituted) by any Governmental Entity challenging the transactions contemplated hereby as in violation of any applicable Law.

(c) Buyer shall take any and all steps and make any and all undertakings necessary to avoid or eliminate each and every impediment under the HSR Act or any other antitrust, competition, or trade regulation law that may be asserted by any Governmental Entity with respect to the transactions contemplated hereby so as to enable the Closing to occur as soon as reasonably practicable (and in any event, no later than the Outside Date), including proposing, negotiating, committing to, and effecting by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Buyer (or its Affiliates) or of the Company Group Members, or otherwise taking or committing to take actions that limit Buyer’s, its Affiliates’, or the Company Group Members’ freedom of action with respect to, or their ability to retain, any of the businesses, product lines or assets of Buyer (or its Affiliates) or the Company Group Members, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any threatened or actual Proceeding, which would otherwise have the effect of preventing or delaying the Closing; provided that any actions under this Section 7.2(c) will be conditioned on the Closing of the transactions contemplated hereby.

7.3 Third Party Consents. The Parties shall use Reasonable Efforts to obtain, and to cooperate with each other in obtaining, any consents of Third Parties required in connection with the transactions contemplated by this Agreement, which Reasonable Efforts of Buyer shall include providing to such Third Parties such financial information with respect to Buyer and its Affiliates as such Third Parties may reasonably request.

7.4 [Intentionally Omitted].

7.5 Public Announcements. Neither Party (nor any of their respective Affiliates) shall issue any press release or similar public announcement pertaining to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, as reasonably determined by the Party issuing such press release or making such public announcement, in which case such issuing or announcing Party shall provide at least forty-eight (48) hours prior notice of such press release or public announcement to the other Party for review and comment.

7.6 Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fee or expense, whether or not the Closing shall have occurred.

7.7 Removal of Retained Marks; Name Change. Retained Marks will appear on some of the assets of the Company Group Members, including on signage throughout the real property and pipeline rights of way of the Company Group Members, and on supplies, materials, stationery, brochures, advertising materials, manuals and similar consumable items of the Company Group Members. Buyer shall obtain no right, title, interest, license or any other right whatsoever to use the Retained Marks. Buyer shall (a) within one hundred and eighty (180) days after the Closing Date, remove the Retained Marks from the assets of the Company Group Members, including signage on the real and personal property of the Company Group Members, and provide written verification thereof to Seller promptly after completing such removal, and (b) within two (2) weeks after the Closing Date, return or destroy all stationery, brochures, advertising materials, manuals and similar consumable items of the Company Group Members that contain any Retained Marks that are not removable. Buyer will not conduct any business or offer any goods or services under the Retained Marks. Buyer will not send, or cause to be sent, any correspondence or other materials to any Person on any stationery that contains any Retained Marks or otherwise operate the Company Group Members in any manner which would or might confuse any Person into believing that Buyer has any right, title, interest, or license to use the Retained Marks. Within five (5) Business Days after the Closing Date, for each Company Group Member whose legal name includes a Retained Mark, Buyer shall file with the appropriate Governmental Entity in such Company Group Member’s jurisdiction of organization an amendment to such Company Group Member’s Organizational Documents to remove such Retained Mark from such Company Group Member’s legal name.

7.8 Insurance. Prior to the Closing, Seller shall cause the insurance policies maintained by the Company for coverage of the Company, Pennant Midstream and the Purchased Interests to remain in place, current and unmodified (except as consented to by Buyer, in its sole discretion), and, as a result, at the Closing, Buyer shall assume all such insurance policies, including responsibility for premiums and other liabilities and obligations related to such insurance.

7.9 Termination of Affiliate Contracts; Intercompany Balances. At or prior to the Closing, Seller shall terminate or cause to be terminated each of the Contracts listed on Schedule 7.9. At or prior to Closing, Seller shall, and shall cause each Seller Affiliate (other than the Company) to take such action as may be required so that (a) all intercompany accounts receivable and notes and loans receivable relating to the Business and between a Company Group Member, on the one hand, and Seller or a Seller Affiliate (excluding the Company), on the other hand, and (b) all intercompany accounts payable and notes and loans payable or any other Indebtedness for Borrowed Money relating to the Business, and between a Company Group Member, on the one hand, and Seller or a Seller Affiliate (excluding the Company), on the other hand, in each case, will be terminated, transferred out of the applicable Company Group Member or otherwise eliminated or settled with no liability to Buyer or the Company Group Members following Closing.

7.10 D&O Indemnity. Until the sixth (6th) anniversary of the Closing Date, Buyer shall cause the Company to maintain in effect and continue to provide to the fullest extent permitted by applicable Law all rights to indemnification, advancement of expenses, exculpation and other limitations on liability currently existing in favor of any current or former officer, manager, director or similar individual of the Company or, with respect to Pennant Midstream, appointed by Seller or a Seller Affiliate (the “Seller D&O Indemnitees”) under, and in no event on terms less favorable than those contained in, the Organizational Documents of the Company in effect on the Effective Date. In the event that Buyer, the Company or any of its or their respective successors or assigns (a) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers or conveys all or a majority of its properties and assets to any Person, then in each such case, proper provision shall be made so that the successors and assigns of Buyer and the Company, as the case may be, shall succeed to and be bound by the obligations set forth in this Section 7.10. The obligations of Buyer under this Section 7.10 shall not be terminated or modified in such a manner as to materially and adversely affect any Seller D&O Indemnitee to whom this Section 7.10 applies without the written consent of such affected Seller D&O Indemnitee.

7.11 No Ongoing or Transition Services. The Parties acknowledge and agree that at the Closing all data processing, accounting, insurance, banking, personnel, legal, tax, communications, information technology, human resources, health, safety and environment and corporate and other products and services provided to the Company Group Members by Seller or any of the Seller Affiliates (other than a Company Group Member), including any agreements or understandings (written or oral) with respect thereto, will terminate.

7.12 Pennant Midstream Cooperation.

(a) Subject to the limitations specified in Section 7.1, Seller shall use Reasonable Efforts to cause the Company to avail itself of the diligence cooperation contemplated by Section 10.9 of the Pennant Midstream LLC Agreement for the benefit of Buyer.

(b) The Parties agree that the transactions contemplated by this Agreement, together with the CMG Transaction, constitute a “Permitted Bundled Transaction” under the Pennant Midstream LLC Agreement. Promptly after the Effective Date, and in any event within seven (7) Business Days following the Effective Date, Seller shall deliver or cause to be delivered to the board of managers of Pennant Midstream any notification required under the Pennant Midstream LLC Agreement and seek confirmation as promptly as possible from such board of managers that the transactions contemplated by this Agreement, together with the CMG Transaction, constitute a “Permitted Bundled Transaction” under the Pennant Midstream LLC Agreement.

7.13 Pennant Midstream Distributions and Deficiency Payment Accruals.

(a) Any distribution by Pennant Midstream on the Pennant Interests attributable to a period (i) commencing prior to and ending on or prior to the Closing Date shall be for the account of Seller, (ii) commencing after the Closing Date shall be for the account of Buyer, and (iii) commencing prior to the Closing Date and ending after the Closing Date shall be divided between Seller and Buyer on a pro-rata basis, based on the number of days during the period in which the Purchased Interests are owned by Seller and Buyer, respective, relative to the total number of days in such period. If a distribution to which Seller is entitled pursuant to this Section 7.13(a) is made, then Buyer shall pay or cause to be paid to Seller, within three (3) Business Days following such distribution, the full amount of such distribution.

(b) The portion of any Deficiency Amount attributable to the period (i) commencing prior to and ending on or prior to the Closing Date shall be for the account of Seller, (ii) commencing after the Closing Date shall be for the account of Buyer, and (iii) commencing prior to the Closing Date and ending after the Closing Date shall be divided between Seller and Buyer on a pro-rata basis, based on the number of days during the period in which the Purchased Interests are owned by Seller and Buyer, respective, relative to the total number of days in such period. If a distribution of any portion of any Deficiency Amount to which Seller is entitled pursuant to this Section 7.13(b) is made, then Buyer shall pay or cause to be paid to Seller, within three (3) Business Days following such distribution, the full amount of such distribution.

7.14 No Solicitation of Acquisition Proposals. Between the Effective Date and the Closing, Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (a) encourage, solicit, initiate, induce, facilitate or continue inquiries regarding an Acquisition Proposal or take any other action intended to lead to any inquiries or any proposals that constitute or could reasonably be expected to lead to an Acquisition Proposal; (b) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (c) enter into any agreements or other instruments (whether or not binding) regarding, or consummate a transaction involving, an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all discussions or negotiations with any Person conducted heretofore with respect to, or that could lead to, any Acquisition Proposal and immediately prohibit any access by any Person (other than Buyer, its Affiliates and Representatives) to any physical or electronic data room relating to a possible Acquisition Proposal. Seller expressly agrees that the rights and remedies for breach of this Section 7.14 shall include having such provision specifically enforced by any court having equity jurisdiction. The Parties agree that irreparable damage would occur to Buyer in the event any of the provisions of this Section 7.14 were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached by Seller, and that money damages would not provide an adequate remedy to Buyer.

7.15 Limitation on Obligations. Notwithstanding anything in this Agreement to the contrary, Seller shall have no obligation pursuant to this Agreement that (a) is not within the power and authority of the Company or its Affiliates pursuant to the terms of the Organizational Documents of Pennant Midstream or the Pennant Midstream Operating Agreement; provided, that the Company shall not vote its membership interests in Pennant Midstream, or permit its designated manager on the board of managers of Pennant Midstream to vote, in favor of a proposed action that, if taken, would contravene this Agreement, or (b) the Company determines in good faith after consultation with legal counsel, would conflict with, violate, or result in a breach or default of, the terms of the Organizational Documents of Pennant Midstream or the Pennant Midstream Operating Agreement.

Article 8

CONDITIONS TO OBLIGATIONS OF SELLER

The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment as of the Closing Date of each of the following conditions:

8.1 Accuracy of Representations and Warranties.

(a) Each of the Fundamental Representations of Buyer shall be deemed to have been made again at and as of the Closing Date, and shall then be true and correct in all respects (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all respects on and as of such earlier date); and

(b) Each of the representations and warranties of Buyer contained in this Agreement, other than the Fundamental Representations of Buyer, shall be deemed to have been made again at and as of the Closing Date, and shall then be true and correct in all material respects (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all material respects on and as of such earlier date), in each case, without giving effect as to any materiality qualifiers contained therein.

8.2 Performance of Covenants and Agreements. Buyer shall have performed in all material respects with all covenants and agreements required by this Agreement to be performed with by it on or prior to the Closing Date, and all deliveries contemplated by Section 3.3 shall have been made.

8.3 HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated.

8.4 Legal Proceedings. There shall not be in effect any preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Entity or Law that restrains, enjoins, prohibits or otherwise makes illegal the consummation of the transactions contemplated hereby.

8.5 Permitted Bundled Transaction. If the board of managers of Pennant Midstream shall have made a determination that the transactions contemplated by this Agreement, together with the CMG Transaction, do not constitute a “Permitted Bundled Transaction” under the Pennant Midstream LLC Agreement and that the right of first refusal pursuant to Section 10.4 of the Pennant Midstream LLC Agreement is available to the other Pennant Midstream members, then such right of first refusal shall have been waived or expired without having been exercised in accordance with the Pennant Midstream LLC Agreement.

Article 9

CONDITIONS TO OBLIGATIONS OF BUYER

The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment as of the Closing Date of each of the following conditions:

9.1 Accuracy of Representations and Warranties.

(a) Each of the Fundamental Representations of Seller shall be deemed to have been made again at and as of the Closing Date, and shall then be true and correct in all respects (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all respects on and as of such earlier date); and

(b) Each of the representations and warranties of Seller contained in this Agreement, other than the Fundamental Representations of Seller, shall be deemed to have been made again at and as of the Closing Date, and shall then be true and correct in all material respects (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all material respects on and as of such earlier date), except for the failure of such representations and warranties to be true and correct (in each case, without giving effect as to any materiality or Material Adverse Effect qualifiers contained therein) as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

9.2 Performance of Covenants and Agreements. Seller shall have performed in all material respects with all covenants and agreements required by this Agreement to be performed with by it on or prior to the Closing Date, and all deliveries contemplated by Section 3.2 shall have been made.

9.3 HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated.

9.4 Legal Proceedings. There shall not be in effect any preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Entity or Law that restrains, enjoins, prohibits or otherwise makes illegal the consummation of the transactions contemplated hereby.

9.5 Permitted Bundled Transaction. If the board of managers of Pennant Midstream shall have made a determination that the transactions contemplated by this Agreement, together with the CMG Transaction, do not constitute a “Permitted Bundled Transaction” under the Pennant Midstream LLC Agreement and that the right of first refusal pursuant to Section 10.4 of the Pennant Midstream LLC Agreement is available to the other Pennant Midstream members, then such right of first refusal shall have been waived or expired without having been exercised in accordance with the Pennant Midstream LLC Agreement.

9.6 Material Adverse Effect. Since the Effective Date, there shall not have been any Material Adverse Effect.

9.7 Closing of CMG Transaction. The CMG Transaction shall have closed, or will close concurrently with the Closing.

Article 10

TERMINATION

10.1 Termination. Subject to the provisions of Section 10.2, this Agreement may be terminated at any time prior to the Closing in the following manner:

(a) by mutual written consent of Seller and Buyer;

(b) by either Seller or Buyer, if any Governmental Entity with jurisdiction over such matters shall have issued an order or injunction restraining, enjoining, or otherwise prohibiting the sale of the Purchased Interests hereunder and such order, decree, ruling, or other action shall have become final and unappealable; provided that such Party has satisfied its obligations under Section 7.2(a) in response to the actions or requests of such Governmental Entity;

(c) by Seller; provided that Seller is not then in material breach of this Agreement, if Buyer shall have breached any of its representations or warranties or has failed to perform any of its covenants or other agreements in this Agreement, or if any representation or warranty of Buyer has become untrue, in each case, such that (i) the conditions in Section 8.1 or Section 8.2, as applicable, would not be satisfied as of the time of such termination and (ii) such breach (A) is incapable of being cured by the Outside Date or (B) if capable of being cured by the Outside Date, has not been cured by Buyer within thirty (30) days after written notice thereof from Seller;

(d) by Buyer; provided that Buyer is not then in material breach of this Agreement, if Seller shall have breached any of its representations or warranties or has failed to perform any of its covenants or other agreements in this Agreement, or if any representation or warranty of Seller has become untrue, in each case, such that (i) the conditions in Section 9.1 or Section 9.2, as applicable, would not be satisfied as of the time of such termination and (ii) such breach (A) is incapable of being cured by the Outside Date or (B) if capable of being cured by the Outside Date, has not been cured by Seller within thirty (30) days after written notice thereof from Buyer; and

(e) by either Seller or Buyer, if the Closing shall not have occurred on or before October 31, 2019 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to a Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to the Outside Date.

10.2 Effect of Termination. The Party desiring to terminate this Agreement pursuant to Section 10.1 shall give written notice of such termination to the other Party. If a Party terminates this Agreement under Section 10.1, this Agreement shall thereafter become void and have no effect, and the Parties shall not have any liability to any other Party or their respective Affiliates, or its or their respective Representatives, pursuant to this Agreement, except that the agreements contained in this Article 10, Article 13, Section 7.1(a), Section 7.1(b), Section 7.5 and Section 7.6 shall survive the termination hereof. Notwithstanding the foregoing, nothing contained in this Section 10.2 shall relieve a Party from liability for any willful breach of this Agreement that arose prior to such termination. No termination of this Agreement shall affect the obligations of the Parties pursuant to the Confidentiality Agreement.

Article 11

TAX MATTERS

11.1 Tax Returns.

(a) Seller shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by the Company on or before the Closing Date (each such Tax Return, a “Seller-Prepared Tax Return”). Seller shall pay, or cause to be paid, all Taxes of the Company due on or before the Closing Date.

(b) Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns that are required to be filed by the Company for any taxable period beginning on or before the Closing Date and ending after the Closing Date (each such Tax Return, a “Buyer-Prepared Tax Return”); provided, however, that Buyer shall provide Seller with a draft of any Buyer-Prepared Tax Return no less than twenty (20) days prior to the due date for filing such Buyer-Prepared Tax Return for Seller’s review and approval; provided, further, if the due date for filing such Buyer-Prepared Tax Return is less than twenty (20) days after the Closing Date, Buyer shall provide Seller with a draft of such Buyer-Prepared Tax Return within a commercially reasonable time after the Closing Date. No such Buyer-Prepared Tax Return shall be filed by Buyer without Seller’s consent, not to be unreasonably withheld, conditioned or delayed. Seller shall pay to Buyer the amount of Taxes shown as due on each Buyer-Prepared Tax Return that are allocable to a taxable period (or portion thereof) ending on or before the Closing Date. Whenever it is necessary to determine the allocation of Taxes due on a Buyer-Prepared Tax Return for a portion of any taxable period that begins on or before the Closing Date and ends after the Closing Date, the amount of any Tax that is allocable to the portion of such taxable period that is deemed to end at the end of the day on the Closing Date will be: (i) in the case of real property Taxes, personal property Taxes and similar ad valorem Taxes, the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of such taxable period ending at the end of the day on the Closing Date and the denominator of which is the number of calendar days in the entire taxable period, and (ii) in the case of all other Taxes, determined as though the applicable taxable year terminated at the end of the day on the Closing Date. Seller shall make any such payments at least five (5) days before payment of Taxes is due.

11.2 Purchase Price Allocation. The Parties intend that, for U.S. federal income Tax purposes, the purchase and sale of the Purchased Interests be treated as a purchase and sale of a partnership interest as described in Section 741 of the Code. The Purchase Price, plus any other amounts required to be treated as consideration for U.S. federal income Tax purposes, shall be allocated among the assets of Pennant Midstream for Tax purposes (including for purposes of Sections 743, 751 and 755 of the Code and the applicable Treasury Regulations promulgated thereunder). Buyer shall prepare and deliver to Seller a schedule setting forth Buyer’s proposed allocation (the “Allocation Schedule”) within ninety (90) days after the Closing Date. Seller shall have thirty (30) days to review the Allocation Schedule and either notify Buyer that it is in agreement with such Allocation Schedule or deliver, in writing, any objections that it may have with respect thereto. Buyer and Seller shall negotiate in good faith to resolve any disputes concerning the Allocation Schedule. If any dispute regarding the Allocation Schedule remains unresolved after sixty (60) days following Seller’s delivery of comments on such Allocation Schedule to Buyer, then each of Buyer and Seller shall make its own determination as to the allocation contemplated by this Section 11.2. If Buyer and Seller reach agreement on a final Allocation Schedule, Buyer and Seller shall file all Tax Returns in a manner consistent with the final Allocation Schedule and neither Buyer nor Seller shall take any position (whether on audit, on Tax Returns, or otherwise) that is inconsistent with such Allocation Schedule; provided that nothing contained herein shall (i) require Buyer or Seller to take any position on a Tax Return that is inconsistent with a Tax Return of Pennant Midstream or (ii) prevent Buyer or Seller from settling any proposed deficiency or adjustment by any Governmental Entity based upon or arising out of such Allocation Schedule, and neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Entity challenging such Allocation Schedule.

11.3 Post-Closing Actions. Neither Buyer nor any Affiliate of Buyer (which, for the avoidance of doubt, shall not include Pennant Midstream for purposes of this Section 11.3) will make, revoke or modify any Tax election of the Company with effect on or prior to the Closing Date, change any method of Tax accounting of the Company with respect to any taxable period ending on or before the Closing Date or amend any Tax Return of the Company in respect of any taxable period ending on or before the Closing Date, in each case, in a manner that reasonably would be expected to adversely affect Seller or the Seller Affiliates.

11.4 Transfer Taxes. Buyer will be responsible for one hundred percent (100%) of Transfer Taxes and shall prepare and file, or cause to be prepared and filed, all related Tax Returns. Seller and Buyer will reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Taxes.

11.5 Tax Refunds. If Buyer, or any of its Affiliates (which, for the avoidance of doubt, shall not include Pennant Midstream for purposes of this Section 11.5), receives a credit for or refund of Taxes related to a taxable period, or portion thereof, ending on or before the Closing Date that were paid or borne by Seller, Buyer shall forward, and shall cause any of its Affiliates to forward, to Seller the amount of such credit or refund, net of Buyer’s reasonable expenses incurred to obtain such credit or refund, within ten (10) days after such credit or refund is received.

11.6 Varying Interests Allocation. Buyer and Seller acknowledge that to the extent they are allowed under the Pennant Midstream LLC Agreement to select the method for allocations of profits and losses with respect to the transactions contemplated by this Agreement they shall select the interim closing method and calendar day convention under Treasury Regulations Section 1.706-4.

11.7 Partnership Audits. After Closing, Buyer shall notify Seller of any Tax audit, dispute or proceeding with respect to Pennant Midstream or the Pennant Subsidiaries for any period, or portion thereof, ending on or prior to the Closing Date. Buyer shall keep Seller reasonably informed with respect to actions or decisions with respect to such matter that could reasonably be expected to adversely increase Seller’s liability for Taxes with respect to any taxable period ending on or prior to the Closing Date.

Article 12

SURVIVAL; WAIVERS; LIMITATIONS ON LIABILITY

12.1 Indemnification.

(a) From and after the Closing, Seller shall indemnify and hold harmless Buyer and its Affiliates, and each of their respective members, owners, directors, officers, employees, managers, agents, representatives, consultants and permitted assigns (collectively, the “Buyer Indemnitees”), to the fullest extent permitted by Law, from and against (any of the Losses described in this Section 12.1(a), a “Buyer Indemnification Claim”):

(i) any Losses (other than in connection with a Pipeline Test Claim) incurred, arising out of or relating to any breach of any of the representations or warranties of Seller contained in this Agreement and in the certificate of Seller delivered to Buyer pursuant to Section 3.2(a);

(ii) any Losses incurred, arising out of or relating to any breach of any of the covenants or agreements of Seller contained in this Agreement or any Ancillary Agreement;

(iii) any Seller Taxes; and

(iv) any Pipeline Test Claim.

(b) From and after the Closing, Buyer shall indemnify and hold harmless Seller and its Affiliates, and each of their respective members, owners, directors, officers, employees, managers, agents, representatives, consultants and permitted assigns (collectively, the “Seller Indemnitees” and together with the Buyer Indemnitees, the “Indemnitees”), to the fullest extent permitted by Law, from and against (any of the Losses described in this Section 12.1(b), a “Seller Indemnification Claim”):

(i) any Losses incurred, arising out of or relating to any breach of any of the representations or warranties of Buyer contained in this Agreement and in the certificate of Buyer delivered to Seller pursuant to Section 3.3(a)(i); and

(ii) any Losses incurred, arising out of or relating to any breach of any of the covenants or agreements of Buyer contained in this Agreement or any Ancillary Agreement.

12.2 Limitations on Indemnification. Notwithstanding anything to the contrary in this Article 12, the following terms shall apply to any claim for monetary damages arising out of this Agreement or related to the transactions contemplated hereby:

(a) Deductible and Cap. Seller will not have any liability under Section 12.1(a)(i) (other than for breach of any Fundamental Representation of Seller or a representation or warranty contained in Section 4.11) in respect of any individual claim or series of related claims involving Losses of less than $50,000 (each individual claim or series of related claims that equals or exceeds such threshold being a “Qualifying Claim”) unless and until the aggregate amount of all Losses of the Buyer Indemnitees arising in respect of Qualifying Claims exceeds $660,000 (the “Deductible”), at which time Seller shall indemnify the Buyer Indemnitees for the full amount of all such Losses in respect of Qualifying Claims in excess of $370,682 up to an amount not to exceed $8,800,000 (the “Cap”). For the avoidance of doubt, Qualifying Claims, the Deductible and the Cap shall not apply with respect to any Losses resulting from, arising out of or relating to breaches of the Fundamental Representations of Seller, any representation or warranty contained in Section 4.11 nor any Pipeline Test Claim, and none of such Losses shall count towards the satisfaction of the Deductible or the Cap. Notwithstanding the foregoing, Seller will not have any liability under Section 12.1(a)(iv) in excess of $1,034,000. In no event shall the aggregate amount of all payments made by either Party in satisfaction of claims for indemnification pursuant to this Agreement exceed the Purchase Price.

(b) Survival.

(i) Each of the representations and warranties of the Parties contained in this Agreement, in the certificate of Seller delivered to Buyer pursuant to Section 3.2(a) or in the certificate of Buyer delivered to Seller pursuant to Section 3.3(a)(i) (other than the Fundamental Representations of Seller and any representation or warranty contained Section 4.11) including any rights arising out of any breach of such representations and warranties, shall survive the execution and delivery of this Agreement and shall continue in full force and effect until the twelve (12)-month anniversary of the Closing Date.

(ii) Each of the representations and warranties of Seller contained in Section 4.11, including any rights arising out of any breach of such representations and warranties, and each of the covenants and other agreements set forth in Article 11 shall survive the execution and delivery of this Agreement and shall continue in full force and effect until the thirtieth (30th) day after the expiration of the applicable statute of limitations (including any extensions thereto to the extent that such statute of limitations may be tolled).

(iii) Each of the Fundamental Representations of Seller contained in this Agreement or in the certificate of Seller delivered to Buyer pursuant to Section 3.2(a), including any rights arising out of any breach of such representations and warranties, shall survive the execution and delivery of this Agreement and shall continue in full force and effect indefinitely.

(iv) The covenants of the Parties contained in this Agreement or any other instrument or certificate delivered hereunder, including any rights arising out of any breach of such covenants, that do not by their terms require performance in whole or in part after the Closing shall survive the execution and delivery of this Agreement until the twelve (12)-month anniversary of the Closing Date.

(v) The covenants of the Parties contained in this Agreement or any other instrument or certificate delivered hereunder, including any rights arising out of any breach of such covenants, that by their terms require performance in whole or in part after the Closing shall survive the execution and delivery of this Agreement until fully discharged.

Each applicable survival period as determined in accordance with the foregoing clauses (i), (ii), (iii), (iv) and (v) is herein referred to as an “Expiration Date.”

(c) Claims Period. No action for a breach of any representation, warranty or covenant contained herein shall be brought after the applicable Expiration Date, except for claims of which a Party has received a Claim Notice, setting forth in reasonable detail the claimed misrepresentation or breach of warranty or covenant, prior to the applicable Expiration Date. The Parties agree that so long as written notice is given on or prior to the Expiration Date with respect to such claim, the representations and warranties with respect to such breach shall continue to survive until such matter is finally resolved.

12.3 Indemnification Procedures.

(a) Each Indemnitee agrees that promptly after it becomes aware of a claim by it for indemnification pursuant to this Article 12, such Indemnitee must assert its claim for indemnification under this Article 12 (each, a “Claim”) by providing a written notice (a “Claim Notice”) to the party allegedly required to provide indemnification protection under this Article 12 (the “Indemnifying Party”) specifying, in reasonable detail, the nature and basis for such Claim, including the underlying representation, warranty, covenant or agreement alleged to have been breached and the amount of any Loss (if known and quantifiable). Notwithstanding the foregoing, an Indemnitee’s failure to send or delay in sending a third-party Claim Notice shall not relieve the Indemnifying Party from liability hereunder with respect to such Claim except to the extent Indemnifying Party is prejudiced by such failure or delay. If the Indemnifying Party does not notify the Indemnitee in writing within thirty (30) days from its receipt of the Claim Notice that it disputes such claim, then the Indemnifying Party shall be deemed to have accepted and agreed to indemnify the Indemnitee from and against the entirety of any Losses described in such claim. If an Indemnifying Party has delivered an indemnity dispute notice to such Indemnitee, the Indemnifying Party and such Indemnitee shall proceed in good faith to negotiate a resolution to such dispute. If the Indemnifying Party and such Indemnitee cannot resolve such dispute within thirty (30) days after delivery of the indemnity dispute notice, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction in accordance with Section 13.7.

(b) In the event of the assertion of any third-party Claim for which, by the terms hereof, an Indemnifying Party is obligated to indemnify an Indemnitee, the Indemnifying Party will have the right, at its own expense, to assume the defense of such third-party Claim, including the appointment and selection of counsel on behalf of the Indemnitee so long as such counsel is reasonably acceptable to the Indemnitee. If the Indemnifying Party elects to assume the defense of any such third-party Claim, it shall within thirty (30) days notify the Indemnitee in writing of its intent to do so. The Indemnifying Party shall have the right to settle or compromise or take any corrective or remediation action with respect to any such Claim by all appropriate Proceedings, which Proceedings will be diligently prosecuted by the Indemnifying Party to a final conclusion or settled at the discretion of Indemnifying Party. The Indemnitee shall be entitled, at its own cost, to participate with Indemnifying Party in the defense of any such Claim. If the Indemnifying Party assumes the defense of any such third-party Claim but fails to diligently prosecute such Claim, or if the Indemnifying Party does not assume the defense of any such Claim, the Indemnitee may assume control of such defense and in the event it is finally determined by a court or Governmental Entity of competent jurisdiction that the Claim was a matter for which the Indemnifying Party is required to provide indemnification under the terms of this Article 12, the Indemnifying Party will bear the reasonable costs and expenses of such defense (including reasonable attorneys’ fees and expenses).

(c) Notwithstanding anything to the contrary in this Agreement, an Indemnifying Party will not be permitted to settle, compromise, take any corrective or remedial action or enter into an agreed judgment or consent decree, in each case, that subjects the Indemnitee to any criminal liability, requires an admission of guilt or wrongdoing on the part of the Indemnitee or imposes any continuing obligation on or requires any payment from the Indemnitee without the Indemnitee’s prior written consent.

12.4 Calculation of Losses and Indemnity Payments.

(a) For all purposes under this Article 12, including, determining whether there exists any breach or inaccuracy in any representation or warranty by a Party, and in calculating the amount of any Losses arising out of or relating therefrom, any materiality or Material Adverse Effect qualifiers (or correlative terms) in such representation or warranty shall be disregarded; provided, however, that this Section 12.4 shall not apply in respect of (i) the first instance of “material” in the last sentence of Section 4.9(a), (ii) the last sentence of Section 4.10 or (iii) usage of the terms “Material Contract” or “Material Gathering Contract.”

(b) Any payments made to any Party pursuant to this Article 12 shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by Buyer and Seller on their Tax Returns to the extent permitted by Law.

12.5 DISCLAIMER. EXCEPT AS AND TO THE EXTENT SET FORTH IN ARTICLE 4, (a) SELLER MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER TO BUYER AND HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY OTHER REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ITS REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER OR ITS REPRESENTATIVES BY ANY REPRESENTATIVE OF SELLER OR ANY SELLER AFFILIATE), (b) SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO THE CONDITION OF THE ASSETS OF ANY COMPANY GROUP MEMBER (INCLUDING ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), AND (c) BUYER SPECIFICALLY DISCLAIMS THAT IT IS RELYING UPON OR HAS RELIED UPON ANY OTHER REPRESENTATIONS OR WARRANTIES THAT MAY HAVE BEEN MADE BY ANY PERSON, AND ACKNOWLEDGES AND AGREES THAT SELLER HAS SPECIFICALLY DISCLAIMED AND DOES SPECIFICALLY DISCLAIM ANY SUCH OTHER REPRESENTATION OR WARRANTY MADE BY ANY PERSON, IN EACH CASE OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 4.

12.6 Fraud; Waiver of Remedies. Notwithstanding anything in this Article 12 to the contrary, in the event of any breach of a representation, warranty, covenant, agreement or obligation by a Party that results from Fraud, by or on behalf of such Party (including Fraud committed by any Affiliate, officer, director, employee or agent of any Party, or any Company Group Member in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements), then (i) such representation, warranty, covenant, agreement or obligation will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and will continue in full force and effect for the period of the applicable statute of limitations without regard to any Expiration Date, (ii) the limitations set forth in this Article 12 shall not apply to any Loss that an Indemnitee may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with any such breach, and (iii) none of such Losses shall be subject to or shall count towards the satisfaction of Qualifying Claims, the Deductible or the Cap.

12.7 Exclusive Remedy. Subject to Section 12.6, the Parties hereby agree that, from and after the Closing Date, the indemnification provisions set forth in this Article 12 are the exclusive provisions in this Agreement with respect to the liability of a Party for the breach, inaccuracy or nonfulfillment of any representation or warranty or any pre-Closing covenants, agreements or other pre-Closing obligations contained in this Agreement and the sole remedy of the Indemnitees for any claims for breach of representation or warranty or pre-Closing covenants, agreements or other pre-Closing obligations arising out of this Agreement or any law or legal theory applicable thereto; provided that nothing herein shall preclude any Party from enforcing its right to specific performance of post-Closing covenants, agreements or other post-Closing obligations pursuant to Section 13.6.

12.8 Investigation. The right to indemnification and the payment of Losses of any Indemnitee pursuant to this Article 12, or the availability of any other remedies contemplated hereby or otherwise available to any Indemnitee at law or in equity, based upon any representation, warranty, covenant, agreement or obligation of a Party contained in or made pursuant to this Agreement will not be affected by any investigation made by or on behalf of any Indemnitee or its Affiliates, or the knowledge of any such Indemnitee (or its Affiliates’) officers, directors, stockholders, managers, members, partners, employees or agents, with respect to the accuracy or inaccuracy of, or compliance or non-compliance with, any such representation, warranty, covenant, agreement or obligation at any time prior to or following the execution of this Agreement.

12.9 Release. Effective as of the Closing (but only if the Closing actually occurs), except for any rights or obligations under this Agreement and the Ancillary Agreements, including the indemnities given in this Article 12, and except as addressed in Section 12.6, Buyer, on behalf of itself and each of its Affiliates (including the Company Group Members) and each of its and their respective past, present and/or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, advisors, stockholders, equity holders, controlling Persons, other Representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Seller and each Seller Affiliate, and each of the foregoing’s respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, advisors, stockholders, equity holders, controlling Persons, other Representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Released Parties”) of and from any and all claims, Proceedings, Contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort or otherwise) which the Releasing Parties may have against any of the Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to the Company Group Members or any actions taken or failed to be taken by any of the Released Parties in any capacity related to or affecting the Company Group Members occurring or arising on or prior to the Closing Date, including any rights and claims, whether in law or in equity, relating to the Purchased Interests, the Business, the assets of the Company Group Members or the operation thereof, this Agreement or the transactions contemplated hereby.

12.10 WAIVER OF PUNITIVE AND CONSEQUENTIAL DAMAGES. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES, EXCEPT TO THE EXTENT ANY SUCH DAMAGES (A) ARE INCLUDED IN ANY ACTION BY A THIRD PARTY AGAINST A PARTY FOR WHICH SUCH PARTY IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT OR (B) THAT WOULD OTHERWISE BE RECOVERABLE UNDER APPLICABLE LAW IN AN ACTION FOR BREACH OF CONTRACT.

Article 13

MISCELLANEOUS

13.1 Notices. Any notice, request, demand, or other communication required or permitted to be given or made hereunder (herein collectively called “Notice”) shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (c) delivered by prepaid overnight courier service or (d) delivered by electronic mail (confirmed in accordance with this Section 13.1), in each case, to a Party at the addresses set forth below (or at such other addresses as shall be specified by a Party by similar notice):

If to Buyer:

UGI Energy Services, LLC
One Meridian Boulevard, Suite 2C01
Wyomissing, Pennsylvania 19610
E-mail:	SBowman@ugies.com
Attention:	Simon Bowman

with copies (which shall not constitute notice) to:

UGI Corporation
460 North Gulph Road
King of Prussia, Pennsylvania 19406
E-mail:	MichaelsB@ugicorp.com
Attention:	Bryn L. Michaels

and

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX 77002
E-mail:	ryan.maierson@lw.com; kevin.richardson@lw.com
Attention:	Ryan J. Maierson
Kevin M. Richardson

If to Seller or Seller Parent:

Columbia Midstream & Minerals Group, LLC 700 Louisiana Street, Suite 700
Houston, Texas 77002
E-mail: jon_dobson@transcanada.com
Attention: Jon Dobson, Corporate Secretary

with a copy (which shall not constitute notice) to:

Bracewell LLP 711 Louisiana, Suite 2300
Houston, Texas 77002
E-mail: jason.jean@bracewell.com
Attention: Jason Jean

Notices shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the earlier of five (5) days after deposit in the mail or the date of delivery as shown by the return receipt therefor, or (iii) if sent by electronic mail, upon the affirmative reply by electronic mail by the intended recipient that such electronic mail was received (provided that, for the avoidance of doubt, an automated response from the electronic mail account or server of the intended recipient shall not constitute an affirmative reply). Whenever any Notice is required to be given by Law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

13.2 Entire Agreement. This Agreement, together with the Disclosure Schedules, the Exhibits, the documents executed pursuant hereto, and the Confidentiality Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. There are no restrictions, promises, representations, warranties, covenants or undertakings between the Parties, other than those expressly set forth or referred to herein or therein.

13.3 Amendment and Waiver.

(a) This Agreement may not be amended except by an instrument in writing signed by or on behalf of both Parties.

(b) Either Party may (i) waive any inaccuracies in the representations and warranties of the other contained herein or in any Ancillary Agreement or (ii) waive compliance by the other Party with any of such other Party’s agreements or the fulfillment of any conditions to its own obligations contained herein. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such Party. Except as specifically set forth in this Agreement, no failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

13.4 Binding Effect; Assignment; No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder may otherwise be assigned by either Party without the prior written consent of the other Party, except that Buyer shall have the right to assign its rights and delegate its duties under this Agreement to any of its Affiliates; provided that no such assignment shall release Buyer from any of its obligations hereunder. Except as expressly provided in Section 7.1(a), Section 7.10 and Section 13.12, nothing in this Agreement is intended to or shall confer upon any Person other than the Parties, and their successors and assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

13.5 Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed invalid, illegal or unenforceable, and in all other respects this Agreement shall remain in full force and effect. Upon determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

13.6 Specific Enforcement.

(a) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as otherwise set forth in this Section 13.6, it is agreed that, prior to the termination of this Agreement pursuant to Article 10, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement.

(b) The right of specific enforcement is an integral part of the transactions contemplated by this Agreement and each Party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by such Party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 13.6. The Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 13.6.

13.7 Governing Law; Consent To Jurisdiction; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES OR PRINCIPLES.

(b) THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN DELAWARE OVER ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH PARTY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH DISPUTE OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH COURTS. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c) THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER PARTY IN ANY MATTER WHATSOEVER ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS SECTION 13.7(c) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

13.8 Further Assurances. From time to time following the Closing, at the request of either Party and without further consideration, the other Party shall execute and deliver to such requesting Party such instruments and documents and take such other action (but without incurring any material financial obligation) as such requesting Party may reasonably request to consummate more fully and effectively the transactions contemplated hereby.

13.9 Time of Essence. Time is of the essence in the performance of this Agreement.

13.10 Disclosure Schedules. Certain information set forth in the Disclosure Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information (including any violation of law or breach of contract), and may not be required to be disclosed pursuant to this Agreement. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in a Disclosure Schedule is or is not material for purposes of this Agreement. A matter scheduled as an exception for any representation shall only be deemed to be an exception to the representation that corresponds numerically to such Disclosure Schedule, and any other representation for which the relevance of such disclosure is reasonably apparent.

13.11 Counterparts; Facsimiles; Electronic Transmission. This Agreement may be executed by the Parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. This Agreement may be executed by facsimile or other electronic transmission (including scanned documents delivered by email) signatures by any Party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

13.12 Independent Legal Counsel; Continuing Representation. The Parties acknowledge and agree that at all times relevant hereto through the Closing, Bracewell LLP (“Bracewell”) has represented Seller, the Seller Affiliates and the Company Group Members. If, after the Closing, any dispute were to arise relating in any manner to this Agreement or any other agreement between Seller, any Seller Affiliates or any former holder of any ownership interest in the Company Group Members (or its ultimate beneficial owners), on the one hand, and Buyer or its Affiliates (including the Company Group Members), on the other hand, relating in any manner to this Agreement or any of the transactions contemplated herein (a “Dispute”), Buyer hereby consents to Bracewell’s representation of Seller, the Seller Affiliates and/or any former holder of any ownership interest in the Company Group Members (or its ultimate beneficial owners) in such Dispute. Buyer acknowledges and agrees that through Closing, Bracewell has been and will be providing legal advice to Seller, the Seller Affiliates and the Company Group Members (and their ultimate beneficial owners) in connection with the transactions contemplated by this Agreement and in such capacity will have obtained confidential information of the Company Group Members (the “Company Confidential Information”). The Company Confidential Information includes all communications, whether written or electronic, including any communications between Bracewell, the directors, officers, holders of ownership interests (and their ultimate beneficial owners), members, and/or the accounting firm of Seller, any Company Group Member or their respective Affiliates, and all files, attorney notes, drafts or other documents directly relating to this Agreement and the transactions contemplated hereby which predate the Closing (collectively, the “Bracewell Work Product”). In any Dispute, to the extent that any Company Confidential Information is in Bracewell’s possession as of the Closing Date, such Company Confidential Information may be used on behalf of Seller, the Seller Affiliates or any former holder of ownership interests in the Company Group Members (and its ultimate beneficial owners) in connection with such Dispute in the sole discretion of Seller. In any Dispute, Buyer waives the right to present any Bracewell Work Product as evidence in any Proceeding arising out of or related to any Dispute. Buyer waives their right to access any Bracewell Work Product, except as reasonably necessary in connection with a Proceeding that is not a Dispute. The Parties hereby consent to the disclosure and use by Bracewell for the benefit of Seller and any Seller Affiliates of any information (confidential or otherwise) disclosed to it by Seller and any Seller Affiliates on behalf of the Company Group Members (including any of its other Affiliates, directors, officers, holders of ownership interests (and their ultimate beneficial owners), and/or any accounting firm of any of them) prior to the Closing Date. This Section 13.12 is for the benefit of Seller and the Seller Affiliates and such Persons are intended third-party beneficiaries of this Section 13.12. This Section 13.12 shall be irrevocable, and no term of this Section 13.12 may be amended, waived or modified, without the prior written consent of Seller.

13.13 Seller Parent Guarantee.

(a) Guarantee. Seller Parent hereby unconditionally and irrevocably guarantees Seller’s due, prompt and full payment and discharge when due of Seller’s obligation pursuant to Article 12 until the fifth (5th) anniversary of the Closing Date (the “Guaranteed Seller Obligation”). Seller Parent agrees that Buyer shall be entitled to enforce directly against Seller Parent the Guaranteed Seller Obligation.

(b) Guarantee Absolute. Seller Parent hereby guarantees that the Guaranteed Seller Obligation will be paid, strictly in accordance with the terms of this Agreement. The obligations of Seller Parent under this Agreement constitute a present and continuing guaranty of payment, and not of performance, collection or collectability. The liability of Seller Parent under this Agreement shall be absolute, unconditional, present, continuing, and irrevocable irrespective of:

(i) any assignment or other transfer of this Agreement or any of the rights thereunder of Seller Parent;

(ii) any amendment, waiver, renewal, extension or release of or any consent to or departure from or other action or inaction related to this Agreement;

(iii) any acceptance by Buyer of partial payment or performance from Seller Parent or Seller;

(iv) any bankruptcy, insolvency, reorganization, arrangement, composition, adjustment, dissolution, liquidation or other like proceeding relating to Seller Parent or Seller or any action taken with respect to this Agreement by any trustee or receiver, or by any court, in any such proceeding;

(v) any absence of any notice to, or knowledge of, Seller Parent, of the existence or occurrence of any of the matters or events set forth in the foregoing subsections (i) through (iv); or

(vi) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a guarantor.

The obligations of Seller Parent hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Seller Obligation or otherwise.

(c) Waiver. Seller Parent hereby waives promptness, diligence, all setoffs, presentments, protests and notice of acceptance and any other notices relating to the Guaranteed Seller Obligation and any requirement for Buyer to protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against Seller, any other entity or any collateral.

(d) Subrogation Waiver. Seller Parent agrees that for so long as there is a current or ongoing default or breach of this Agreement by Seller, Seller Parent shall not have any rights (direct or indirect) of subrogation, contribution, reimbursement, indemnification or other rights of payment or recovery from Seller for any payments made by Seller Parent under this Section 13.13, and Seller Parent hereby irrevocably waives and releases, absolutely and unconditionally, any such rights of subrogation, contribution, reimbursement, indemnification and other rights of payment or recovery it may now have or hereafter acquire against Seller during any period of default or breach of this Agreement by Seller until such time as there is no current or ongoing default or breach of this Agreement by Seller.

(e) Reinstatement. The obligations of Seller Parent under this Section 13.13 shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of the Guaranteed Seller Obligation is rescinded or must otherwise be returned to Seller or any other entity, upon the insolvency, bankruptcy, arrangement, adjustment, composition, liquidation or reorganization of Seller or such other entity, or for any other reason, all as though such payment had not been made.

(f) Continuing Guaranty. This Section 13.13 is a continuing guaranty and shall (i) remain in full force and effect until the indefeasible payment in full of the Guaranteed Seller Obligation, (ii) be binding upon Seller Parent and each of its respective successors and assigns, and (iii) inure to the benefit of and be enforceable by Seller and their respective successors, transferees, and assigns.

(g) No Duty to Pursue Others. It shall not be necessary for Buyer (and Seller Parent hereby waives any rights which Seller Parent may have to require Buyer), in order to enforce such payment by Seller Parent, first to (i) institute suit or exhaust its remedies against Seller or others liable on the Guaranteed Seller Obligation or any other Person, (ii) enforce Buyer’s rights against any other guarantors of the Guaranteed Seller Obligation, (iii) join Seller or any others liable on the Guaranteed Seller Obligation in any action seeking to enforce this Section 13.13, (iv) exhaust any remedies available to Buyer against any security which shall ever have been given to secure the Guaranteed Seller Obligation, or (v) resort to any other means of obtaining payment of the Guaranteed Seller Obligation.

(h) Due Authorization. The execution, delivery and performance by Seller Parent of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of Seller Parent and have been duly authorized by all necessary action on the part of Seller Parent.

(i) Miscellaneous. Sections 13.1, 13.3, 13.7 and 13.11 are incorporated by reference into this Section 13.13 and applied to Seller Parent mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement, or caused this Agreement to be executed by their duly authorized representatives, all as of the day and year first above written.

SELLER:

COLUMBIA MIDSTREAM & MINERALS GROUP, LLC

By:	/s/ Joshua Gibbon

Name:	Joshua Gibbon

Title:	Vice-President, Midstream

By:	/s/ Jon Dobson

Name:	Jon Dobson

Title:	Corporate Secretary

Seller Parent (solely for the purposes of Section 13.13):

TRANSCANADA PIPELINE USA LTD.

By:	/s/ Joshua Gibbon

Name:	Joshua Gibbon

Title:	Vice-President

By:	/s/ Jon Dobson

Name:	Jon Dobson

Title:	Corporate Secretary

Signature Page to Purchase and Sale Agreement – Pennant

BUYER:

UGI ENERGY SERVICES, LLC

By:	/s/ Joseph Hartz

Name:	Joseph Hartz
Title:	President

Signature Page to Purchase and Sale Agreement – Pennant

EXHIBIT A

FORM OF ASSIGNMENT OF PURCHASED INTERESTS

See attached.

Final Form

EXHIBIT A

FORM OF ASSIGNMENT OF MEMBERSHIP INTERESTS

OF

COLUMBIA PENNANT, LLC

This ASSIGNMENT OF MEMBERSHIP INTERESTS (this “Assignment”) is made and entered into as of [•], 2019 (the “Effective Date”), by and between [Columbia Midstream & Minerals Group, LLC], a Delaware limited liability company (“Assignor”), and UGI Energy Services, LLC, a Pennsylvania limited liability company (“Assignee”).

WHEREAS, Assignor owns 100% of the membership interests (the “Purchased Interests”) in Columbia Pennant, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, pursuant to the Purchase and Sale Agreement dated July 2, 2019, between Assignor and Assignee and the other parties thereto (the “Purchase Agreement”), Assignor has agreed to sell, assign, transfer, deliver and convey to Assignee, and Assignee has agreed to purchase and accept from Assignor, the Purchased Interests.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Assignment of Purchased Interests. Effective as of the Effective Date and upon the terms and subject to the conditions of the Purchase Agreement, Assignor hereby sells, assigns, transfers and conveys to Assignee all of Assignor’s right, title and interest in and to the Purchased Interests.

2. Effect of Assignment. From and after the Effective Date, (a) Assignee shall be the sole and exclusive owner of all of the Purchased Interests in accordance with this Assignment, is bound by and entitled to the rights under the Limited Liability Company Agreement of NiSource Pennant, LLC dated June 19, 2012 (the “Company Agreement”), and is admitted as a member of the Company with respect to the Purchased Interests; (b) Assignor shall cease to have any right, title or interest in or to the Purchased Interests; (c) the Company shall have no further obligations to Assignor with respect to the Purchased Interests; (d) Assignor shall cease to have any rights as a member of the Company or otherwise under the Company Agreement; and (e) Assignor shall cease to be a member of the Company.

3. No Modification of Purchase Agreement. Neither the making nor the acceptance of this sale, conveyance, assignment, and transfer shall enlarge, restrict or otherwise modify the terms of the Purchase Agreement or constitute a waiver or release by any party to the Purchase Agreement of any liabilities, duties or obligations imposed thereby.

4. Conflict with Purchase Agreement. In the event of any conflict or inconsistency between the terms of this Assignment and the terms of the Purchase Agreement, the terms of the Purchase Agreement will control.

5. Further Assurances. From time to time following the Effective Date, at the request of either party and without further consideration, the other party shall execute and deliver to such requesting party such instruments and documents and take such other action (but without incurring any material financial obligation) as such requesting party may reasonably request to consummate more fully and effectively the transactions contemplated by this Assignment.

6. Miscellaneous. Sections 13.1, 13.3, 13.7, and 13.11 of the Purchase Agreement shall apply to this Assignment mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, Assignor and Assignee have each duly executed this Assignment to be effective as of the Effective Date.

ASSIGNOR:

[COLUMBIA MIDSTREAM & MINERALS GROUP, LLC]

By:

Name:

Title:

By:

Name:

Title:

ASSIGNEE:

UGI ENERGY SERVICES, LLC

By:

Name:

Title:

Signature Page to Assignment of Membership Interests of

Columbia Pennant, LLC